SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Sun Microsystems, Inc.

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SUN MICROSYSTEMS, INC.

4150 Network Circle

Santa Clara, CA 95054

650-960-1300

www.sun.com

September 20, 2005

Dear Fellow Stockholder:

Our 2005 Annual Meeting of Stockholders will be held on Thursday, October 27, 2005 in the Auditorium of our Santa Clara campus, 4030 George Sellon Circle, Santa Clara, California. Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of 2005 Annual Meeting of Stockholders and Proxy Statement.

Your vote is important. Whether or not you plan to attend the meeting, I urge you to vote your shares as soon as possible. Instructions on the proxy card will tell you how to vote over the Internet, by telephone or by returning your proxy card. The proxy statement explains more about proxy voting. Please read it carefully.

I strongly encourage you to sign up for electronic delivery of future Sun annual reports and proxy materials in order to conserve natural resources and help us save costs in producing and distributing these materials. If you wish to receive our annual report and proxy materials electronically next year, please follow the instructions contained on the enclosed proxy card or visit our investor relations website at http://www.sun.com/aboutsun/investor.

As at our past annual meetings of stockholders, in addition to considering matters described in the proxy statement, we will review major business developments since our last annual meeting of stockholders.

Thank you for your continued support of our company.

Sincerely,

/s/ Scott G. McNealy
SCOTT G. MCNEALY Chairman of the Board of Directors and Chief Executive Officer

SUN MICROSYSTEMS, INC.

NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS

Date:	Thursday, October 27, 2005

Time:	10:00 a.m. Pacific Time (doors will open at 9:00 a.m.)

Place:	Auditorium,
Sun Microsystems, Inc.,
Santa Clara campus,
4030 George Sellon Circle,
Santa Clara, California

At the meeting, you will be asked to:

1.	Elect nine members to the Board of Directors;

2.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2006;

3.	Consider a stockholder proposal, if properly presented at the meeting, regarding performance-based compensation;

4.	Consider a stockholder proposal, if properly presented at the meeting, regarding Sun’s stockholder rights plan; and

5.	Consider any other matters that may properly be brought before the meeting.

By order of the Board of Directors,

/s/ Michael A. Dillon
MICHAEL A. DILLON Senior Vice President, General Counsel and Secretary

Santa Clara, California

September 20, 2005

Please vote over the Internet or by telephone, as instructed on the proxy card, or complete, sign and date the proxy card as promptly as possible and return it in the enclosed, postage pre-paid envelope.

SUN MICROSYSTEMS, INC.

PROXY STATEMENT

FOR

2005 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING THE PROXY MATERIALS AND THE ANNUAL MEETING

Our Board of Directors is soliciting proxies to be voted at the 2005 Annual Meeting of Stockholders to be held on October 27, 2005. Your vote is very important. For this reason, our Board of Directors is requesting that you permit your common stock to be represented at the meeting by the proxy holders named on the enclosed proxy card. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

Proxy materials, which include this proxy statement, the proxy card and our Annual Report on Form 10-K for the fiscal year ended June 30, 2005, were mailed to stockholders beginning on September 20, 2005. Sun’s principal executive offices are located at 4150 Network Circle, Santa Clara, California 95054. Sun’s main telephone number is (650) 960-1300. In this proxy statement, Sun Microsystems is referred to as the “Company,” “Sun” and “we.”

Questions and Answers

Q:	Who may vote at the annual meeting?

A:	You may vote your Sun common stock if our records show that you owned your shares on August 29, 2005, which is referred to as the “Record Date.” For 10 days prior to the annual meeting, a list of stockholders entitled to vote at the annual meeting will be available for inspection at our principal executive offices. If you would like to review the stockholder list, please contact our general counsel at (650) 960-1300 to schedule an appointment. At the close of business on the Record Date, 3,410,031,419 shares of Sun common stock were outstanding and eligible to vote. You may cast one vote for each share of common stock held by you on all matters presented, except for the election of the directors. Please see “Vote required” at the end of “Proposal 1 — Election of Directors” below for further explanation.

Q:	What proposals will be voted on at the annual meeting?

A:	There are four proposals scheduled to be voted on at the annual meeting:

•	Election of nine members to the Board;

•	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2006;

•	Consideration of a stockholder proposal regarding performance-based compensation, if properly presented at the meeting; and

•	Consideration of a stockholder proposal regarding Sun’s stockholder rights plan, if properly presented at the meeting.

We will also consider other business that properly comes before the meeting.

Q:	How does the Board recommend that I vote?

A:	Our Board recommends that you vote:

•	“FOR” the election of each of Sun’s nine nominees to the Board;

•	“FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2006;

•	“AGAINST” the stockholder proposal regarding performance-based compensation; and

•	“AGAINST” the stockholder proposal regarding Sun’s stockholder rights plan.

Q:	How can I vote my shares in person at the annual meeting?

A:	If your shares are registered directly in your name with our transfer agent, EquiServe Trust Company, N.A., you are considered the stockholder of record with respect to those shares and the proxy materials and proxy card are being sent directly to you by Sun. As the stockholder of record, you have the right to vote in person at the meeting. If you choose to do so, you can bring the enclosed proxy card or vote using the ballot provided at the annual meeting. Even if you plan to attend the annual meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the annual meeting.

Most stockholders of Sun hold their shares in street name through a broker, bank or other nominee rather than directly in their own name. In that case, you are considered the beneficial owner of shares held in street name, and the proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you are also invited to attend the annual meeting. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. You will need to contact your broker, trustee or nominee to obtain a legal proxy, and you will need to bring it to the annual meeting in order to vote in person.

Q:	How can I vote my shares without attending the annual meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the annual meeting over the Internet, by telephone or by completing and mailing your proxy card or voting instruction card in the enclosed, postage pre-paid envelope. Please refer to the proxy card for instructions.

Q:	What happens if additional matters are presented at the annual meeting?

A:	Other than the four items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, Scott G. McNealy and Michael A. Dillon, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.

Q:	What happens if I do not give specific voting instructions?

A:	If you hold shares in your name, and you sign and return a proxy card without giving specific voting instructions, the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this proxy statement, and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

If you hold your shares through a broker, bank or other nominee, and do not provide your broker with specific voting instructions, under the rules that govern brokers in such circumstances, your broker will have the discretion to vote such shares on routine matters, but not on non-routine matters. As a result:

•	Your broker will have the authority to exercise discretion to vote your shares with respect to Proposal 1 (election of directors) and Proposal 2 (ratification of auditors) because they involve matters that are considered routine.

•	Your broker will not have the authority to exercise discretion to vote your shares with respect to Proposals 3 and 4 (the two stockholder proposals) because they involve matters that are considered non-routine.

As the proposals to be acted upon at the annual meeting include both routine and non-routine matters, the broker will turn in a proxy card for uninstructed shares that votes “FOR” the election of each of Sun’s nine nominees to the Board and ratification of Sun’s independent registered public accounting firm, but expressly states that the broker is NOT voting on the stockholder proposals. The votes with respect to the stockholder proposals in this case are referred to as “broker non-votes.” In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered votes cast affirmatively or negatively on that proposal. Thus, although broker non-votes are counted for purposes of determining a quorum, broker non-votes will not otherwise affect the outcome of any matter being voted on at the annual meeting.

Q:	What is the quorum requirement for the annual meeting?

A:	A majority of Sun’s outstanding shares as of the Record Date must be present at the annual meeting in order to hold the annual meeting and conduct business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against, withheld or abstained, or broker non-votes, if you:

•	are present and vote in person at the meeting; or

•	have properly submitted a proxy card or voted over the Internet or by telephone.

Q:	How can I change my vote after I return my proxy card?

A:	You may revoke your proxy and change your vote at any time before the final vote at the annual meeting. You may do this by signing a new proxy card with a later date, voting on a later date over the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the annual meeting will be counted), or by attending the meeting and voting in person. Please see “How can I vote my shares in person at the annual meeting” above for further explanation. However, your attendance at the annual meeting will not automatically revoke your proxy unless you vote at the meeting or specifically request in writing that your prior proxy be revoked.

Q:	Is my vote confidential?

A.	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Sun or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation. Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to Sun management.

Q:	Where can I find the voting results of the annual meeting?

A:	The preliminary voting results will be announced at the annual meeting. The final voting results will be tallied by our Transfer Agent and Inspector of Elections and published in our Quarterly Report on Form 10-Q for the fiscal quarter ending on December 25, 2005.

Q:	How can I obtain a separate set of proxy materials?

A:

To reduce the expense of delivering duplicate proxy materials to our stockholders who may have more than one Sun common stock account, we are delivering only one set of proxy materials and the Annual Report on Form 10-K for the fiscal year ended June 30, 2005 to certain stockholders who share an address, unless otherwise requested. A separate proxy card is included in the proxy materials for each of these stockholders. If you share an address with another stockholder and have received only one set of proxy materials, you may write or call us to request to receive a separate copy of these materials at no cost to you. Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may write or call us to request future delivery of a single copy of these materials. You may contact us regarding these matters by writing or calling us at:

Sun Microsystems, Inc.

Attn: Investor Relations

4150 Network Circle, UMPK18-229

Santa Clara, California 95054

(650) 960-1300

Q:	Who pays for the cost of this proxy solicitation?

A:	We will pay the costs of the solicitation of proxies. We have engaged Georgeson Shareholder Communications Inc. as our proxy solicitor to help us solicit proxies from brokers, banks or other nominees for a fee of $24,750, plus reasonable out-of-pocket expenses. We may also reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding the proxy materials to their customers who are beneficial owners and obtaining their voting instructions. In addition to soliciting proxies by mail, our board members, officers and employees may solicit proxies on our behalf, without additional compensation, personally or by telephone, or we may ask our proxy solicitor to solicit proxies on our behalf by telephone for a fee of $4.25 per phone call, plus reasonable expenses. We are soliciting proxies electronically through the Internet from stockholders who are our employees or who previously requested to receive proxy materials electronically through the Internet.

Q:	How can I obtain a copy of Sun’s Form 10-K?

A:	A copy of our 2005 Form 10-K is enclosed. You may obtain an additional copy of our 2005 Form 10-K by sending a written request to the address listed above under “How can I obtain a separate set of proxy materials?”. We will furnish the Form 10-K without exhibits at no charge. If you would prefer to receive a copy of the 2005 Form 10-K including exhibits, you will be charged a fee (which will be limited to our reasonable expenses in furnishing such exhibits). Our Form 10-K without exhibits is available in PDF format through our Investor Relations website at http://www.sun.com/aboutsun/investor. Our Form 10-K is also available with exhibits on the SEC’s website at http://www.sec.gov, which can be reached through our Investor Relations website. Please note that the contents of these websites are not incorporated into this filing. Further, our references to the URLs for these and other websites listed in this proxy statement are intended to be inactive textual references only.

Q:	What is the voting requirement to approve each of the proposals?

A:	The following table sets forth the voting requirement with respect to each of the proposals:

Proposal 1 — Election of directors	The nine persons receiving the highest number of “FOR” votes at the annual meeting will be elected.

Proposal 2 — Ratification of appointment of independent registered public accounting firm	To be approved by stockholders, this proposal must receive the affirmative “FOR” vote of a majority of the votes cast affirmatively or negatively on this proposal at the annual meeting.

Proposal 3 — Stockholder proposal regarding performance-based compensation	To be approved by stockholders, this proposal must receive the affirmative “FOR” vote of a majority of the votes cast affirmatively or negatively on this proposal at the annual meeting.

Proposal 4 — Stockholder proposal regarding Sun’s stockholder rights plan	To be approved by stockholders, this proposal must receive the affirmative “FOR” vote of a majority of the votes cast affirmatively or negatively on this proposal at the annual meeting.

Q:	What happens if I check the “abstain” box listed next to each of the proposals other than the proposal regarding the election of directors?

A:	Abstentions are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the annual meeting. For the purpose of determining whether the stockholders have approved matters other than the election of directors, abstentions are not treated as votes cast affirmatively or negatively, and therefore have no effect on the outcome of any matter being voted on at the annual meeting.

Q:	Is cumulative voting permitted for the election of directors?

A:	In the election of directors, you may elect to cumulate your votes. If you choose to cumulate your votes, you will need to notify the Secretary of Sun in writing at the address of Sun’s principal executive offices prior to the annual meeting or notify the chairman of the meeting prior to the commencement of voting at the annual meeting of your intent to cumulate your votes. If you hold your shares through a broker, bank or other nominee and wish to cumulate your votes, you should contact your broker, bank or nominee prior to the meeting to assist you with this process. If cumulative voting is invoked, you may allocate among the director candidates that have been properly nominated in accordance with our Bylaws, as you see fit, a total number of votes equal to the number of director positions to be filled, multiplied by the number of shares you hold. For example if you hold 1,000 shares of stock, you could allocate 9,000 “FOR” votes (1,000 times nine director positions) among as few or as many of the nine director nominees as you choose. The proxy holders intend to vote the shares represented by proxies to elect Sun’s nine nominees to the Board set forth in Proposal 1. If cumulative voting is in effect at the annual meeting, the proxy holders will vote the shares represented by the proxies in order to elect as many of Sun’s nine nominees to the Board set forth in Proposal 1 as possible, or as they otherwise determine in their discretion. Cumulative voting applies only to the election of directors. For all other matters, each share of common stock outstanding as of the close of business on the Record Date is entitled to one vote.

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting or to nominate individuals to serve as directors?

A:	You may submit proposals, including director nominations, for consideration at future annual meetings as follows:

Stockholder Proposals: For a stockholder proposal to be considered for inclusion in Sun’s proxy statement for the 2006 annual meeting, the written proposal must be received by the Secretary of Sun at our principal executive offices by no later than May 23, 2006. The proposal will need to comply with SEC regulations under Rule 14a-8 of the Securities Exchange Act of 1934 (the “Exchange Act”) regarding the inclusion of stockholder proposals in company-sponsored proxy materials. If you intend to present a proposal at our 2006 annual meeting, but you do not intend to have it included in our 2006 proxy statement, your proposal must be delivered to the Secretary of Sun no earlier than June 22, 2006 and no later than July 22, 2006. If the date of our 2006 annual meeting is more than 30 calendar days before or after the one-year anniversary of the date of our 2005 annual meeting, your proposal must be delivered by the close of business on the tenth day following the day we publicly announce the date of the 2006 annual meeting.

Nomination of Director Candidates: Stockholders may propose director candidates for consideration by the Board’s Corporate Governance and Nominating Committee. Any such recommendations should include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications for Board membership, information regarding any relationships between the candidate and Sun within the last three years and a written indication by the recommended candidate of the candidate’s willingness to serve, and should be directed to the Secretary of Sun at the address of our principal executive offices. In addition, our Bylaws permit stockholders to nominate directors for election at an annual meeting. If you want to nominate an individual for election to Sun’s Board at the 2006 annual meeting, you must deliver a written notice to the Secretary of Sun no earlier than June 22, 2006 and no later than July 22, 2006.

As set forth in our Bylaws, your notice must state: your name, your address and the number of Sun shares you own; the nominee’s name, age, business address, principal occupation and the number of Sun shares the nominee owns; and all other information regarding nominees required pursuant to Regulation 14A of the Exchange Act.

Copy of Bylaw Provisions: You may contact the Secretary of Sun at our principal executive offices to request a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates. Our Bylaws are also available on our website at http://www.sun.com/company/cgov.

Q:	How can I communicate with the independent directors on Sun’s Board?

A:	The Board encourages stockholders who are interested in communicating directly with Sun’s independent directors as a group to do so by writing to the independent directors in care of the Secretary of Sun. Stockholders can send communications electronically by clicking on “Contact Sun’s Board of Directors” at our corporate governance website located at http://www.sun.com/company/cgov or by mail to: Secretary, Sun Microsystems, Inc., 4150 Network Circle, SCA12-202, Santa Clara, California 95054. Correspondence received that is addressed to the independent directors will be reviewed by our general counsel or his designee, who will regularly forward to the independent directors all correspondence that, in the opinion of our general counsel, deals with the functions of the Board or committees thereof or that the general counsel otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by Sun that is addressed to the independent directors and request copies of any such correspondence.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is presently composed of ten members. On September 8, 2005, our Board of Directors, upon the recommendation of the Corporate Governance and Nominating Committee, voted to amend our Bylaws to increase the size of the Board from nine members to ten members and to elect Patricia E. Mitchell to fill the vacancy created thereby, all as permitted under our Bylaws. Ms. Mitchell was recommended to the Board by a third-party search firm. On September 14, 2005, Lynn E. Turner notified us that he will not stand for reelection to the Board at the expiration of his term on October 27, 2005. We anticipate that the Board will vote to amend our bylaws to decrease the size of the Board from ten members to nine members to be effective on October 27, 2005, immediately prior to the Annual Meeting.

Each director serves a one-year term, as described below, with all directors subject to annual election. At the recommendation of the Corporate Governance and Nominating Committee, our Board has nominated the remaining nine members of the Board listed below under the heading “Nominees” to serve as directors for the term beginning as of the 2005 annual meeting of stockholders on October 27, 2005. The Board has determined that each of the nominees, with the exception of Mr. McNealy, is “independent,” as that term is defined under applicable rules for companies traded on the NASDAQ Stock Market (“NASDAQ”).

If any director nominee is unable or unwilling to serve as a nominee at the time of the annual meeting, the proxy holders may vote either: (1) for a substitute nominee designated by the present Board to fill the vacancy; or (2) for the balance of the nominees, leaving a vacancy. Alternatively, the Board may choose to reduce the size of the Board, as permitted by our Bylaws. The Board has no reason to believe that any of Sun’s nominees will be unwilling or unable to serve if elected as a director.

Nominees

All nominees are currently directors, and each nominee has agreed to be named in this proxy statement and to serve if elected. The age indicated and other information in each nominee’s biography is as of the Record Date.

Scott G. McNealy Age 50 Director since 1982 Chairman of the Board of Directors and Chief Executive Officer of Sun	Mr. McNealy is a Founder of Sun and has served as Chairman of the Board of Directors and Chief Executive Officer since April 2004, as Chairman of the Board of Directors, President and Chief Executive Officer from July 2002 to April 2004, as Chairman of the Board of Directors and Chief Executive Officer from April 1999 to June 2002, as Chairman of the Board of Directors, President and Chief Executive Officer from December 1984 to April 1999, as President and Chief Operating Officer from February 1984 to December 1984, and as Vice President of Operations from February 1982 to February 1984.

James L. Barksdale Age 62 Director since 1999 Chairman and President of Barksdale Management Corporation	Mr. Barksdale has served as Chairman and President of Barksdale Management Corporation, an investment management company, since April 1999. He has been Chairman of The Barksdale Group, LLC, a venture capital firm, since April 1999. Mr. Barksdale served as President and Chief Executive Officer of Netscape Communications Corporation, an Internet company, from January 1995 until March 1999, when Netscape was acquired by America Online, Inc. He is also a director of Time Warner Inc. and Federal Express Corporation.

Stephen M. Bennett Age 51 Director since 2004 President and Chief Executive Officer of Intuit Inc.	Mr. Bennett has been President and Chief Executive Officer of Intuit Inc. and a member of Intuit’s Board of Directors since January 2000. Prior to joining Intuit, a financial management software company, Mr. Bennett spent 23 years with General Electric Corporation.

L. John Doerr Age 54 Director since 1982 General Partner of Kleiner Perkins Caufield & Byers	Mr. Doerr has served as a General Partner of Kleiner Perkins Caufield & Byers, a venture capital firm, since August 1980. He is also a director of Amazon.com, Inc., Google Inc., Homestore.com, Inc., Intuit Inc. and Palm, Inc.

Robert J. Fisher Age 51 Director since 1995 Chairman of the Board of Directors of The Gap, Inc.	Mr. Fisher has served as Chairman of the Board of Directors of The Gap, Inc., a clothing retailer, since May 2004. Previously, he had been a member of The Gap’s board from November 1990 to May 2004.

Michael E. Lehman Age 55 Director since 2002 Former Executive Vice President, Corporate Resources and Chief Financial Officer of Sun	Mr. Lehman served as Executive Vice President of Sun from July 2002 until his resignation from employment in September 2002. Since that time, he has served as a self-employed business consultant. From July 2000 to July 2002, he served as Executive Vice President, Corporate Resources and Chief Financial Officer of Sun, and from January 1998 to July 2000, as Vice President, Corporate Resources and Chief Financial Officer of the Company. He is also a director of Echelon Corporation, MGIC Investment Corporation and NetIQ Corporation.

Patricia E. Mitchell Age 62 Director since 2005 President and Chief Executive Officer of the Public Broadcasting Service	Ms. Mitchell has served as President and Chief Executive Officer of the Public Broadcasting Service (PBS), a private non-profit media enterprise, since March 2000. She is also a director of Bank of America Corporation and Knight-Ridder, Inc.

M. Kenneth Oshman Age 65 Director since 1988 Chairman of the Board of Directors and Chief Executive Officer of Echelon Corporation	Mr. Oshman has served as Chairman of the Board of Directors since September 1989 and Chief Executive Officer since December 1988 of Echelon Corporation, a provider of control networking products and services for everyday devices. He served as President of Echelon from December 1988 to September 2001. He is also a director of Knight-Ridder, Inc.

Naomi O. Seligman Age 67 Director since 1999 Senior Partner, Ostriker von Simson, Inc.	Ms. Seligman has served as Senior Partner of Ostriker von Simson, Inc., an IT strategy exchange, since June 1999. She is also a director of Akamai Technologies, Inc. and The Dun & Bradstreet Corporation.

About the Board and its committees

The Board and its committees meet throughout the year on a set schedule and also hold special meetings and act by written consent from time to time as appropriate. In addition, at the conclusion of each regularly scheduled, in-person Board meeting, Sun’s independent directors meet in executive session without management present.

During fiscal 2005, our Board held eleven meetings. During fiscal 2005, each person who served as a director attended at least seventy-five percent of the aggregate number of meetings of the Board and committees on which such director served. We encourage our directors to attend our annual meetings. All but one of our nine directors serving on the Board as of our 2004 annual meeting attended that meeting.

The Board has an Audit Committee, a Leadership Development and Compensation Committee, and a Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee makes recommendations to the Board concerning committee memberships and appointment of chairpersons for each committee, and the Board appoints the members and chairpersons of the committees. The following table lists the chairpersons and members of each committee and the number of meetings held by each committee during fiscal 2005.

Director	Audit	Leadership Development and Compensation	Corporate Governance and Nominating
Scott G. McNealy
James L. Barksdale			Chair
Stephen M. Bennett		X
L. John Doerr		Chair	X
Robert J. Fisher(1)	X
Michael E. Lehman(2)	X
Patricia E. Mitchell(3)			X
M. Kenneth Oshman(4)		X	X
Naomi O. Seligman(5)	X
Lynn E. Turner(6)	Chair
Number of meetings in fiscal 2005	10	6	2

(1)	Mr. Fisher served on the Corporate Governance and Nominating Committee until July 29, 2004.

(2)	Mr. Lehman began serving on the Audit Committee effective September 18, 2005.

(3)	Ms. Mitchell joined the Board and the Corporate Governance and Nominating Committee effective September 8, 2005.

(4)	Mr. Oshman served as chair of the Corporate Governance and Nominating Committee until July 29, 2004.

(5)	Ms. Seligman served on the Leadership Development and Compensation Committee until July 29, 2004.

(6)	Mr. Turner will serve as chair of the Audit Committee until October 27, 2005. Mr. Turner will not stand for reelection at the annual meeting.

Audit Committee. On behalf of the Board, the Audit Committee oversees our accounting and financial reporting processes and audits of our financial statements. Among other matters, the Audit Committee:

•	hires, evaluates the performance of, and replaces Sun’s independent registered public accounting firm as appropriate;

•	discusses relationships or issues that could hinder the independence of, and pre-approves the services provided by, Sun’s independent registered public accounting firm;

•	discusses with management, internal auditors and Sun’s independent registered public accounting firm the quality of Sun’s accounting principles and financial reporting; and

•	oversees the internal auditing functions and controls.

See “Report of the Audit Committee” contained elsewhere in this proxy statement. Each member of the Audit Committee meets the NASDAQ requirements as to independence and financial knowledge, and our Board has determined that Mr. Turner and Mr. Lehman qualify as “audit committee financial experts,” as that term is defined in Item 401(h) of Regulation S-K of the Exchange Act. The Audit Committee operates under a written charter that complies with applicable SEC and NASDAQ requirements, which was amended and restated effective April 27, 2005. The Audit Committee charter is attached as Appendix A, and can also be found at http://www.sun.com/company/cgov/docs/AuditCommitteeCharter.pdf.

Leadership Development and Compensation Committee. The Leadership Development and Compensation Committee has overall responsibility for approving and evaluating our compensation plans, policies and programs applicable to executive officers. Among other matters, the Leadership Development and Compensation Committee:

•	reviews and approves Sun’s executive compensation policies, including the compensation of the chief executive officer;

•	administers Sun’s equity compensation plans;

•	reviews executive and leadership development policies, plans and practices; and

•	advises the Board on executive successor planning.

See the “Report of the Leadership Development and Compensation Committee on Executive Compensation” contained elsewhere in this proxy statement. The members of the Leadership Development and Compensation Committee are all independent directors under applicable NASDAQ rules. The Leadership Development and Compensation Committee operates under a written charter, a copy of which can be found at http://www.sun.com/company/cgov/docs/LDCC_Charter.pdf.

Corporate Governance and Nominating Committee. The purpose of the Corporate Governance and Nominating Committee is to ensure that our Board is properly constituted to meet its fiduciary obligations to our stockholders and Sun, and that Sun has and follows appropriate governance standards. Among other matters, the Corporate Governance and Nominating Committee:

•	reviews and approves Sun’s nominees to the Board of Directors;

•	considers candidates for the Board of Directors recommended or nominated by our stockholders; and

•	adopts, reviews and implements corporate governance policies and procedures.

The members of the Corporate Governance and Nominating Committee are all independent directors under applicable NASDAQ rules. The Corporate Governance and Nominating Committee operates under a written charter, a copy of which can be found at http://www.sun.com/company/cgov/docs/CGNC_Charter.pdf.

Consideration of director nominees

The Corporate Governance and Nominating Committee regularly reviews the current composition and size of the Board. The Corporate Governance and Nominating Committee considers and evaluates any candidates who have been properly recommended by stockholders, as well as those candidates who have been identified by management, individual members of the Board of Directors or, if the Committee determines, a search firm. This review may, in the Committee’s discretion, include a review solely of information provided to the Corporate Governance and Nominating Committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the Committee deems proper, including the retention of third parties to review potential candidates. The Corporate Governance and Nominating Committee Policies and Procedures for Director Candidates can be found at http://www.sun.com/company/cgov/bcc.html.

During fiscal 2005, Sun retained a third-party search firm to assist in identifying and evaluating potential director candidates. This third-party search firm identified and recommended Patricia E. Mitchell to the Board. See “Proposal 1—Election of Directors” contained elsewhere in this proxy statement.

The Committee evaluates candidates recommended by stockholders using the same criteria as those used for other candidates. In its evaluation of director candidates, including the members of the Board of Directors eligible for re-election, the Committee considers the following:

•	the current size and composition of the Board of Directors and the needs of the Board of Directors and the respective committees of the Board;

•	such factors as issues of diversity, age, skills such as understanding of manufacturing, technology, finance, sales and marketing, and international background; and

•	such other factors as the Committee may consider appropriate.

The Committee requires the following minimum qualifications to be satisfied by any candidate for a position on the Board:

•	possession of the highest personal and professional ethics and integrity;

•	proven achievement and competence in the candidate’s field and the ability to exercise sound business judgment;

•	attributes that are complementary to those of the existing Board;

•	the acumen, drive and skills to assist and support management and make significant contributions to the Company’s success;

•	an understanding of the fiduciary responsibilities that are required of a member of the Board and the commitment of time and energy necessary to diligently carry out those responsibilities;

•	diversity of experiences and personal and cultural attributes; and

•	expansive professional background, ensuring a comprehensive appreciation of Sun’s business including manufacturing, technology, finance, sales and marketing, and international background.

For a description of the process for a stockholder to recommend a director candidate for the Corporate Governance and Nominating Committee’s consideration or to nominate directors in accordance with our Bylaws, see “Information Concerning the Proxy Materials and the Annual Meeting — Questions and Answers — What is the deadline to propose actions for consideration at next year’s annual meeting or to nominate individuals to serve as directors?” contained elsewhere in this proxy statement.

Director compensation

Annual retainer

Non-employee directors receive an annual retainer paid quarterly as follows:

Position	Annual Amount
Board Member	$42,000
Audit Committee Chair	$62,000
Audit Committee Member	$52,000
Other Committee Chairs	$47,000

Employee directors do not receive compensation for their service as a member of our Board.

Stock option plan for non-employee directors

Non-employee directors participate in our 1988 Directors’ Stock Option Plan. Under the plan, each non-employee director who is not, on the date first elected to the Board, a partner, officer or director of an entity having an equity investment in Sun, is automatically granted a nonstatutory stock option to purchase 20,000 shares of common stock on the date he or she becomes a director. Each non-employee director who is a partner, officer or director of an entity having an equity investment in Sun is automatically granted a nonstatutory stock option to purchase 10,000 shares of common stock on the date he or she becomes a director. Options granted upon election have an exercise price equal to the closing price of Sun common stock on the date of election as reported on NASDAQ. Thereafter, on the date of each annual meeting of stockholders, each non-employee director who is re-elected and has served on the Board for at least six months is automatically granted a nonstatutory stock option to purchase 10,000 shares of common stock. The number of options subject to an automatic grant under the plan is not adjusted for forward stock splits, stock dividends, a combination or reclassification or similar transaction that increases the number of shares of Sun common stock outstanding without receipt by Sun of consideration. Options granted upon re-election have an exercise price equal to the closing price of Sun common stock on the annual meeting date as reported on NASDAQ. Options under the plan expire after five years, vest at a rate of twenty-five percent per year and can only be exercised while the optionee is a director, or within six months after service as a director terminates due to death or disability, or within ninety days after the optionee ceases to serve as a director for any other reason. During fiscal 2005, there were no options exercised by Sun’s non-employee directors.

Compensation committee interlocks and insider participation

The members of our Leadership Development and Compensation Committee are L. John Doerr, Stephen M. Bennett and M. Kenneth Oshman. No member of our Leadership Development and Compensation Committee is or formerly was an officer or employee of Sun. During fiscal 2005, none of our executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer or officers served on our Leadership Development and Compensation Committee or Board.

Stockholder director nominee

We have received notice that a stockholder may present a director nominee at the annual meeting, Dr. Ivan P.L. Png. Whether or not Dr. Png’s nomination is properly presented at the meeting, the proxy holders intend to vote “FOR” each of Sun’s nine nominees to the Board set forth above.

Vote required

Directors will be elected by a plurality of the votes cast at the annual meeting. This means that the nine nominees receiving the highest number of votes will be elected. Unless cumulative voting is invoked, proxies may not be voted for more than nine directors, and you may give each nominee one vote for each share you hold.

Board recommendation

The Board recommends that you vote “FOR” each of Sun’s nine nominees to the Board set forth above. If the stockholder properly presents Dr. Png’s nomination for director at the meeting, the Board recommends that you not vote for Dr. Png.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has selected Ernst & Young LLP, independent registered public accounting firm, to audit our consolidated financial statements for fiscal 2006. Ernst & Young LLP has served as Sun’s independent registered public accounting firm since 1982. We are asking the stockholders to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2006. Ernst & Young LLP was appointed by the Audit Committee in accordance with its charter.

In the event stockholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in Sun’s and our stockholders’ best interests.

The Audit Committee has approved all services provided by Ernst & Young LLP. A member of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions you may ask.

Vote required

If a quorum is present and voting, the affirmative vote of a majority of the votes cast affirmatively or negatively on this proposal at the annual meeting is necessary to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2006.

Board recommendation

The Board recommends that you vote “FOR” the ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm.

AUDIT AND NON-AUDIT FEES

In connection with the audit of the 2005 financial statements, Sun entered into an engagement agreement with Ernst & Young LLP which set forth the terms by which Ernst & Young LLP will perform audit services for Sun. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

The following table sets forth fees for services Ernst & Young LLP provided during fiscal years 2005 and 2004:

	2005	2004
Audit fees(1)	$8,724,000	$5,381,000
Audit-related fees(2)	17,000	42,000
Tax fees(3)	1,026,000	6,113,000
All other fees(4)	0	565,000

Total	$9,767,000	$12,101,000

(1)

Represents fees for professional services provided in connection with the audit of our annual financial statements and review of our quarterly financial statements, advice on accounting matters directly related to the audit and audit services provided in connection with other statutory or regulatory filings. Fiscal years 2005 and 2004 include approximately $4.0 million and $1.8 million, respectively, in fees for assurance services provided in connection with assessment and testing of internal accounting controls in connection with Section 404 of the Sarbanes Oxley Act of 2002 (“Section 404”). In February 2004, the SEC announced a delay in the effectiveness of Section 404 that made it effective for our fiscal year ended June 30, 2005. Separately, we have retained KPMG LLP to provide assistance and consultation regarding the assessment, implementation and documentation of our internal controls.

(2)	Represents fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported in footnote (1) above. For fiscal years 2005 and 2004, fees are solely for professional services provided in connection with audits of certain employee benefit plans.

(3)	Fiscal 2005 includes approximately: (i) $0.6 million for domestic and international tax planning; (ii) $0.3 million for international tax compliance; and (iii) $0.04 million for services associated with Sun’s expatriate tax program. Fiscal 2004 includes approximately: (i) $2.5 million for services associated with Sun’s expatriate tax program; (ii) $1.1 million for domestic and international tax planning; (iii) $2.1 million for compliance amendments to foreign sales corporation tax returns; (iv) $0.2 million for international tax compliance; and (v) the remainder for tax due diligence associated with Sun’s acquisition activities. Tax services associated with Sun’s expatriate tax program were transferred to another public accounting firm in fiscal 2005.

(4)	Represents fees for services provided to Sun not otherwise included in the categories above, including services provided in connection with Sun’s expatriate relocation programs. Starting in fiscal 2004, our expatriate officers no longer received tax services, including personal tax return preparation, from Ernst & Young LLP.

In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be provided by Ernst & Young LLP. In some cases, the Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve certain services, and such pre-approvals are communicated to the full Audit Committee at its next meeting. During fiscal year 2005, all services were pre-approved by the Audit Committee in accordance with this policy and applicable SEC regulations.

In fiscal 2005, Ernst & Young LLP notified the Audit Committee that certain non-audit work it performed in Japan, Saudi Arabia and Greece raised questions regarding Ernst & Young LLP’s independence with respect to its performance of audit services.

In September 2005, Ernst & Young LLP issued its Independence Standards Board Standard No. 1 independence letters to the Audit Committee of our Board of Directors and therein reported that it is independent under applicable standards in connection with its audit opinion for the financial statements contained in our Annual Report on Form 10-K for the fiscal year ended June 30, 2005. Sun and Ernst & Young LLP continue to evaluate and review processes relevant to the maintenance of Ernst & Young LLP’s independence. The Audit Committee has discussed with Ernst & Young LLP its independence from Sun.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Exchange Act, except to the extent that Sun specifically incorporates it by reference into such filing.

During fiscal year 2005, the Audit Committee consisted of Lynn E. Turner, Chairman, Robert J. Fisher and Naomi O. Seligman. Mr. Turner became chairman effective July 1, 2004. All members of the Audit Committee meet the NASDAQ listing standards independence and experience requirements.

The Board of Directors has adopted a written charter for the Audit Committee, which was revised during fiscal year 2005. A copy of the Charter is attached to this proxy statement as Appendix A, and can also be found at http://www.sun.com/company/cgov/docs/AuditCommitteeCharter.pdf. The Audit Committee believes that it has satisfied its Audit Committee charter responsibilities for fiscal year 2005.

The Audit Committee is responsible for overseeing Sun’s accounting and financial reporting processes and audits of Sun’s financial statements. As set forth in its charter, the Audit Committee acts only in an oversight capacity and relies on the work and assurances of management, which has primary responsibility for Sun’s financial statements and reports, Sun’s internal auditors, as well as the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of Sun’s audited financial statements to generally accepted accounting principles.

The Audit Committee met 10 times either in person or by telephone during fiscal year 2005. In the course of these meetings, the Audit Committee met with management including, but not limited to individual meetings with the Chief Executive Officer, the Chief Financial Officer and the Corporate Controller, the internal auditors and Sun’s independent registered public accounting firm, Ernst & Young LLP, and reviewed the results of the internal and external audit examinations, evaluations of Sun’s internal controls and the overall quality of Sun’s financial reporting.

The Audit Committee believes that a candid, substantive and focused dialogue with the internal auditors and the independent registered public accounting firm is fundamental to the Committee’s oversight responsibilities. To support this belief, the Audit Committee periodically meets separately with the internal auditors and Ernst & Young, LLP, without management present. In the course of its discussions in these meetings, the Audit Committee asked a number of questions intended to bring to light any areas of potential concern related to Sun’s financial reporting and internal controls. These questions include, but are not limited to:

•	Are there any significant accounting judgments, estimates or adjustments made by management in preparing the financial statements that would have been made differently had the auditors themselves prepared and been responsible for the financial statements?

•	Based on the auditors’ experience, and their knowledge of the Company, do the Company’s financial statements fairly present to investors, with clarity and completeness, the Company’s financial position and performance for the reporting period in accordance with generally accepted accounting principles and SEC disclosure requirements?

•	Based on the auditors’ experience, and their knowledge of the Company, has the Company implemented internal controls and internal audit procedures that are appropriate for the Company?

•	Are the external and internal auditors getting the support they need from management to execute their duties?

Beginning in fiscal 2004 and continuing in fiscal 2005, management began the process of documenting, testing and evaluating Sun’s system of internal controls over financial reporting in response to the requirements set forth in the Sarbanes-Oxley Act of 2002. The Audit Committee has been kept apprised of progress in this process including planning and execution updates provided by management and Ernst & Young LLP at each of the regularly scheduled Committee meetings. At the conclusion of this process, the Committee received from management its assessment and report on the effectiveness of Sun’s internal controls over financial reporting. The Committee also received from Ernst & Young LLP its attestation report on management’s assessment of internal controls over financial reporting and its report on Sun’s internal controls over financial reporting. The Audit Committee reviewed and discussed the results of management’s assessment and Ernst & Young’s attestation, including the identified material weakness related to accounting for income taxes, as part of its oversight responsibility. Sun published these reports in its Annual Report on Form 10-K for the fiscal year ended June 30, 2005.

The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2005 with management, including a discussion of the quality and acceptability of the financial reporting, the reasonableness of significant accounting judgments and estimates and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed the matters related to the restatements of the Company’s consolidated financial statements as described in Sun’s Annual Report on Form 10-K. In connection with this review and discussion, the Audit Committee asked a number of follow-up questions of management and the independent registered public accounting firm to help give the Committee comfort in connection with its review.

Questions raised by the Audit Committee and further discussed as noted above, were answered to the satisfaction of the Audit Committee. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) the inclusion of the audited financial statements in Sun’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005, for filing with the SEC.

The Audit Committee recommended the engagement of Ernst & Young LLP as Sun’s independent registered public accounting firm for fiscal year 2005 and reviewed with the internal auditors and Ernst & Young LLP their respective overall audit scope and plans. In reaching its recommendation, the Audit Committee considered the qualifications of Ernst & Young LLP and discussed with Ernst & Young LLP their independence, including a review of the audit and non-audit services provided by them to Sun. The Audit Committee also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and by the Sarbanes-Oxley Act of 2002, and it received and discussed with Ernst & Young LLP their written independence letter issued in September 2005 as required by Independence Standards Board Standard No. 1.

In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all services to be provided by any independent registered public accounting firm responsible for providing an opinion on Sun’s consolidated financial statements filed with the SEC. Pre-approval includes audit services, audit-related services, tax services and other services. In some cases, the full Audit Committee provides pre-approval for up to a year, related to a particular defined task or scope of work and subject to a specific budget. In other cases, a designated member of the Audit Committee may have the delegated authority from the Audit Committee to pre-approve additional services, and then must communicate such pre-approvals to the full Audit Committee. To avoid certain potential conflicts of interest, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent audit firm. Sun obtains these services from other service providers as needed. The Audit Committee has been reducing the scope and amount of permissible non-audit services obtained from Ernst & Young LLP and obtaining other providers for those services. This reduction continued in fiscal year 2005 and will continue in fiscal year 2006. See “Audit and Non-Audit Fees” for more information regarding fees paid to Ernst & Young LLP for services in fiscal years 2005 and 2004.

Submitted by the Audit Committee of the Board

Lynn E. Turner, Chairman

Robert J. Fisher

Naomi O. Seligman

CORPORATE GOVERNANCE

Our business is managed by our employees under the direction and oversight of the Board of Directors. Except for Mr. McNealy, none of our Board members is an employee of Sun. We keep Board members informed of our business through discussions with management, materials we provide to them, visits to our offices and their participation in Board and Board committee meetings.

We believe transparent, effective, and accountable corporate governance practices are key elements of our relationship with our stockholders. To help our stockholders understand our commitment to this relationship and our governance practices, several of our key governance initiatives are summarized below.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines which govern, among other things, Board member criteria, responsibilities, compensation and education, Board committee composition and charters, management succession, and Board self-evaluation. You can access these Corporate Governance Guidelines, along with other materials such as Board committee charters, on our website at http://www.sun.com/company/cgov/.

Standards of Business Conduct

We have adopted Standards of Business Conduct applicable to all of our Board members and to all of our employees, including our Chief Executive Officer, Chief Financial Officer, Corporate Controller and other finance executives. The Standards of Business Conduct constitute a “code of ethics” as defined by applicable SEC rules and a “code of conduct” as defined by applicable NASDAQ rules. The Standards of Business Conduct are available on our website at http://www.sun.com/company/cgov/. You may also request a copy of the Standards of Business Conduct by writing or calling us at:

Sun Microsystems, Inc.

Attn: Investor Relations

4150 Network Circle, UMPK18-229

Santa Clara, California 95054

(650) 960-1300

Any waiver of the Standards of Business Conduct pertaining to a member of our Board or one of our executive officers will be disclosed on our website at http://www.sun.com/company/cgov/.

Committee responsibilities

Sun has three Board committees: the Audit Committee, the Leadership Development and Compensation Committee, and the Corporate Governance and Nominating Committee. Each committee meets regularly and has a written charter approved by the Board. In addition, at each regularly scheduled Board meeting, the chairperson or a member of each committee reports on any significant matters addressed by the committee. Each committee performs an annual self-assessment to evaluate its effectiveness in fulfilling its obligations. See “About the Board and its committees” contained elsewhere in this proxy statement.

Independence

NASDAQ rules require listed companies to have a board of directors with at least a majority of independent directors. Our Board has determined that nine of our ten current directors are independent under the NASDAQ listing standards. Our independent directors are: James L. Barksdale, Stephen M. Bennett, L. John Doerr, Robert J. Fisher, Michael E. Lehman, Patricia E. Mitchell, M. Kenneth Oshman, Naomi O. Seligman and Lynn E. Turner. The Board limits membership on the Audit Committee, the Leadership Development and Compensation Committee, and the Corporate Governance and Nominating Committee to directors who are independent under the NASDAQ listing standards.

Presiding Director

In accordance with the Corporate Governance Guidelines adopted by the Board, beginning in fiscal 2006, the independent members of the Board bi-annually elect a Presiding Director from among those members considered independent under the NASDAQ listing standards. James Barksdale has been elected to a serve a second term as the Presiding Director for fiscal 2006. As Presiding Director, Mr. Barksdale’s duties include:

•	coordinating, developing the agenda for, and moderating executive sessions of the Board’s independent directors;

•	advising the Chairman of the Board as to an appropriate schedule of Board meetings, seeking to ensure that the independent directors can perform their duties responsibly, while not interfering with the flow of Company operations;

•	approving, with the Chairman of the Board, the content of Board meeting agendas;

•	advising the Chairman of the Board as to the quality, quantity and timelines of the flow of information from management that is necessary for the independent directors to effectively and responsibly perform their duties;

•	recommending to the Chairman of the Board the retention of consultants who report directly to the full Board;

•	acting as the principal liaison between the independent directors and the Chairman of the Board on sensitive issues; and

•	performing such other duties as the Board may from time to time delegate to the Presiding Director to assist the Board in the fulfillment of its responsibilities.

These duties are detailed in our Corporate Governance Guidelines, which are described above.

Stockholder communication

The Board encourages stockholders who are interested in communicating directly with Sun’s independent directors as a group to do so by writing to the independent directors in care of the Secretary of Sun. Stockholders can send communications electronically by clicking on “Contact Sun’s Board of Directors” at our corporate governance website located at http://www.sun.com/company/cgov or by mail to: Secretary, Sun Microsystems, Inc., 4150 Network Circle, SCA12-202, Santa Clara, California 95054. Correspondence received that is addressed to the independent directors will be reviewed by our general counsel or his designee, who will regularly forward to the independent directors all correspondence that, in the opinion of our general counsel, deals with the functions of the Board or committees thereof or that the general counsel otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by Sun that is addressed to the independent members of the Board and request copies of any such correspondence.

Director attendance at annual meetings

All directors are encouraged to attend Sun’s annual meetings of stockholders. Eight of our nine directors who were then on the Board attended our 2004 annual meeting of stockholders.

Executive sessions

At the conclusion of each regularly scheduled, in-person Board meeting, Sun’s independent directors meet in executive session without management present. The Presiding Director moderates these meetings.

Stock Ownership Guidelines

In April 1999, our Board adopted stock ownership guidelines for our executive officers and directors. In July 2005, our Board revised these guidelines to better align the interests of our executive officers and directors with the interests of our stockholders and further promote our commitment to sound corporate governance. Under the guidelines, our executive officers are required to achieve ownership of Sun common stock valued at a multiple of their annual base salary (the market-median salary for a peer group of high-technology chief executive officers, in the case of our Chief Executive Officer), as follows: Chief Executive Officer-five times, Chief Operating Officer-three times, other executive officers-two times. Directors are required to achieve ownership of Sun common stock equal to the number of shares subject to the annual stock option grant to directors. Sun’s executive officers and directors must meet the guidelines by July 28, 2010, or, in the case of new executive officers or directors, within five years of obtaining such position. If an executive officer or director does not meet the guidelines by the applicable deadline, he or she will be required to retain 25% of the net shares received as the result of the exercise of Sun stock options until the guidelines are met. Our stock ownership guidelines can be found on our website at http://www.sun.com/company/cgov. The ownership levels of our executive officers and directors as of the Record Date are set forth in the section entitled “Security Ownership of Certain Beneficial Owners and Management” contained elsewhere in this proxy statement.

Outside advisors

The Board and each of its committees may retain outside advisors and consultants of their choosing at Sun’s expense. The Board need not obtain management’s consent to retain outside advisors.

Board effectiveness

It is important to Sun that the Board and its committees are performing effectively and in the best interests of the Company and its stockholders. The Board performs an annual self-assessment, led by the Presiding Director, to evaluate its effectiveness in fulfilling its obligations.

Succession planning

The Board recognizes the importance of effective executive leadership to Sun’s success, and meets to discuss executive succession planning at least annually.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of common stock beneficially owned as of the Record Date by:

•	each person or group known by Sun, based on filings pursuant to Section 13(d) or (g) under the Exchange Act, to own beneficially more than 5% of the outstanding shares of Sun common stock as of the Record Date;

•	each current director;

•	the executive officers named in the Summary Compensation Table; and

•	all current directors and executive officers as a group.

Name	Number of Shares Owned(1) (a)		Shares Subject to Options(2) (b)	Total (a)+(b)	Percentage of Outstanding Shares
Capital Research and Management Company 333 South Hope Street, 55th Floor Los Angeles, CA 90071	250,708,000	(3)	—	250,708,000	7.4%
Barclays Global Investors, NA 45 Fremont Street San Francisco, CA 94105	212,119,892	(4)	—	212,119,892	6.2
Scott G. McNealy	60,319,356	(5)(6)	15,850,200	76,169,356	2.2
James L. Barksdale	924,400	(7)	42,500	966,900	*
Stephen M. Bennett	50,000		5,000	55,000	*
Crawford W. Beveridge	305,062	(6)	2,410,200	2,715,262	*
L. John Doerr	3,138,496	(8)	42,500	3,180,996	*
Robert J. Fisher	577,600		42,500	620,100	*
Michael E. Lehman	214,484		20,000	234,484	*
Stephen T. McGowan	273,404	(6)	1,425,200	1,698,604	*
Patricia E. Mitchell(9)	0		0	0	*
M. Kenneth Oshman	2,323,200		42,500	2,365,700	*
Gregory M. Papadopoulos	281,217	(6)	1,602,200	1,883,417	*
Jonathan I. Schwartz	1,207,472	(6)	1,770,200	2,977,672	*
Naomi O. Seligman	10,000	(10)	42,500	52,500	*
Lynn E. Turner	3,000		20,000	23,000	*
All current directors and executive officers as a group (16 persons)	69,844,465	(11)	23,624,800	93,469,265	2.7

*	Less than one percent.

(1)	Excludes shares that may be acquired through stock option exercises. Except as otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment powers with respect to the securities listed.

(2)	Pursuant to Rule 13d-3(c)(1) of the Exchange Act, includes shares subject to vested options as of October 28, 2005 (60 days after the Record Date) that may be acquired through option exercises.

(3)

This information is based solely on a Schedule 13G/A, dated February 14, 2005, filed with the Securities and Exchange Commission by Capital Research and Management Company, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 (the “40 Act”). Capital Research claims beneficial ownership of such shares as a result of acting as investment advisor to various companies registered under Section 8 of the 40 Act. According to the Schedule 13G/A, Capital Research and Management Company has sole dispositive power with respect to all of these shares.

(4)	The information is based solely on a Schedule 13G, dated February 14, 2005, filed with the Securities and Exchange Commission by Barclays Global Investors, NA on behalf if itself and other related entities named therein (“Barclays”). According to the Schedule 13G, the shares reported are held by Barclays in trust accounts for the economic benefit of the beneficiaries of those accounts. The Schedule 13G also states that Barclays has sole voting power with respect to 188,605,738 shares and sole dispositive power with respect to 212,119,892 shares.

(5)	Includes: (1) 1,354,000 shares of restricted stock which Mr. McNealy has the right to purchase by September 26, 2005 and which, if purchased, will be held in an escrow account with respect to which Mr. McNealy will have no voting power and which will provide for the immediate sale of the shares upon vesting, subject to Sun’s policies and applicable securities laws; (2) 293,080 shares in a trust for which Mr. McNealy and his wife serve as trustees; (3) 55,936,480 shares held in a trust for which Mr. McNealy serves as a trustee; (4) 402,800 shares held in a trust for which Mr. McNealy’s father-in-law serves as trustee and of which his children are the beneficiaries (the “Trust Shares”); (5) 12,604 shares held in California Uniform Transfer to Minors Act accounts for which Mr. McNealy’s wife serves as custodian (the “Children’s Shares”); and (6) 2,305,750 shares held by a charitable foundation, for which Mr. McNealy’s wife serves as president (the “Foundation Shares”). Mr. McNealy disclaims beneficial ownership of the Trust Shares, the Children’s Shares and the Foundation Shares.

(6)	Includes shares of restricted stock subject to Sun’s right of repurchase as follows: Mr. McNealy—1,354,000, Mr. Beveridge—208,500, Mr. McGowan—227,500, Mr. Papadopoulos—232,000 and Mr. Schwartz—432,000. Each of the recipients has the right to purchase these shares of restricted stock for $0.00067 per share by September 26, 2005, or these rights will expire.

(7)	Includes: (1) 7,200 shares held by a charitable remainder trust for which Mr. Barksdale serves as trustee; and (2) 4,000 shares held by a limited partnership for which Mr. Barksdale serves as general partner. Mr. Barksdale disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(8)	Includes 100,000 shares held by a charitable foundation for which Mr. Doerr and his wife serve as trustees. Mr. Doerr disclaims beneficial ownership of these shares.

(9)	Ms. Mitchell was elected to Sun’s Board of Directors on September 8, 2005.

(10)	These shares are held by Ms. Seligman’s husband.

(11)	Includes 2,640,000 shares of restricted stock subject to Sun’s right of repurchase. Each of the recipients has the right to purchase these shares of restricted stock for $0.00067 per share by September 26, 2005, or these rights will expire.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the total compensation earned during fiscal years 2003, 2004 and 2005 for services rendered to Sun by:

•	its Chief Executive Officer; and

•	the four other most highly compensated individuals (based on salary and bonus during fiscal year 2005) who were serving as executive officers of Sun at the end of fiscal year 2005.

Summary Compensation Table

		Annual Compensation					Long-term Compensation
							Awards
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)		Other Annual Compensation ($)		Securities Underlying Options (#)	All Other Compensation ($)(2)
Scott G. McNealy Chairman of the Board of Directors and Chief Executive Officer	2005 2004 2003	$121,789 100,000 100,000	$1,111,250 — —	(3)	$5,849 — —	(4)	1,250,000 1,500,000 1,000,000	$4,793 4,000 6,800
Crawford W. Beveridge Executive Vice President, People and Places and Chief Human Resources Officer	2005 2004 2003	532,915 481,765 421,000	160,650 98,810 —	(3)	— — —		400,000 500,000 300,000	7,482 6,603 8,384
Stephen T. McGowan Chief Financial Officer and Executive Vice President, Corporate Resources	2005 2004 2003	598,050 571,454 430,000	177,013 177,260 —	(3) (5)	— — —		400,000 500,000 300,000	7,282 7,026 7,204
Gregory M. Papadopoulos Executive Vice President and Chief Technology Officer	2005 2004 2003	526,546 457,777 400,000	160,650 73,280 220,000	(3) (6)	6,226 — 763	(7) (7)	400,000 500,000 300,000	7,240 7,037 7,169
Jonathan I. Schwartz President and Chief Operating Officer	2005 2004 2003	812,308 559,435 425,000	280,000 107,819 —	(3)	9,961 3,529 —	(7) (7)	800,000 1,500,000 300,000	6,754 5,660 8,882

(1)	Except as otherwise indicated, represents cash bonuses earned for the indicated fiscal years under our Section 162(m) Executive Officer Performance-Based Bonus Plan. Under this plan, Mr. McNealy will receive a bonus of $625,000 for fiscal 2004 if Sun achieves three consecutive quarters of operating profitability and year over year revenue growth on or by the end of fiscal 2007.

(2)	Represents matching contributions made by Sun on behalf of each named executive officer to Sun’s 401(k) plan.

(3)	Represents a discretionary bonus paid under the SMI Bonus Plan.

(4)	Reflects income attributed to personal use of a corporate jet.

(5)	Includes a special one-time recognition bonus in the amount of $60,000.

(6)	Represents a special cash bonus payment.

(7)	Represents a special payment in recognition of patent applications attributed to the executive officer.

Option grants in last fiscal year

The following table shows the stock option grants made during fiscal 2005 to the executive officers named in the Summary Compensation Table:

Option Grants in Last Fiscal Year

Name	Number of Securities Underlying Options Granted (#)(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)(2)(3)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Options Term(4)
					5%($)	10%($)
Scott G. McNealy	1,250,000	1.46%	$3.79	07/29/14	$2,979,388	$7,550,355

Crawford W. Beveridge	400,000	0.47	3.79	07/29/14	953,404	2,416,114

Stephen T. McGowan	400,000	0.47	3.79	07/29/14	953,404	2,416,114

Gregory M. Papadopoulos	400,000	0.47	3.79	07/29/14	953,404	2,416,114

Jonathan I. Schwartz	800,000	0.94	3.79	07/29/14	1,906,809	4,832,227

(1)	Stock options have a ten-year term and vest at a rate of twenty percent per year beginning on the first anniversary of the date of grant. See also “Executive Compensation — Executive officer severance and change-in-control arrangements” contained elsewhere in this proxy statement.

(2)	The exercise price and tax withholding obligations may be paid in cash and, subject to certain conditions or restrictions, by delivery of already owned shares, pursuant to a subscription agreement or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to Sun, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes. However, our executive officers and members of the Board are currently prohibited from exercising their vested options pursuant to a Sun-sponsored cashless exercise procedure.

(3)	Options were granted at an exercise price equal to the last reported sale price of Sun’s common stock, as reported on NASDAQ, on the date of grant.

(4)	In accordance with SEC rules, these columns show gains that could accrue for the respective options, assuming that the market price of Sun common stock appreciates from the date of grant over a period of ten years at an annualized rate of 5% and 10%, respectively. For example, the options that we granted to Mr. McNealy would produce a pre-tax gain of $7,550,355 only if Sun’s stock price appreciates by 10% per year over the next 10 years and rises from $3.79 to $9.83 per share before Mr. McNealy exercises his options. Such an increase in Sun’s stock price (159%) would result in a significant increase in Sun’s aggregate market capitalization. If Sun’s stock price does not increase above the exercise price at the time of exercise, the actual realized value to the named executive officers would be zero. These calculations do not take into account any taxes or other expenses that might be owed.

Option exercises in last fiscal year

The following table provides information concerning stock option exercises during fiscal year 2005 and exercisable and unexercisable stock options held by the executive officers named in the Summary Compensation Table:

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)(1) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year-End($)(1)(2) Exercisable/Unexercisable
Scott G. McNealy	4,800,000	$11,841,600	15,100,200 / 3,050,000	$1,464,000 / $18,000
Crawford W. Beveridge	0	0	2,170,200 / 980,000	3,600 / 5,400
Stephen T. McGowan	80,000	68,848	1,185,200 / 980,000	3,600 / 5,400
Gregory M. Papadopoulos	108,000	75,648	1,362,200 / 980,000	3,600 / 5,400
Jonathan I. Schwartz	0	0	1,450,200 / 2,180,000	3,600 / 5,400

(1)	Effective May 30, 2005, Sun accelerated the vesting schedules for all stock options outstanding as of that date with exercise prices of $6.00 or more.

(2)	Based on a fair market value of $3.73 per share on June 30, 2005, the last reported sale price of Sun’s common stock, as reported on NASDAQ, on that date.

Executive officer severance and change-in-control arrangements

In June 2005, the Leadership Development and Compensation Committee approved Sun’s U.S. Vice President Severance Plan (the “Severance Plan”), which went into effect in July 2005. The Severance Plan is available to Sun’s U.S. employees at the level of vice president or above, including the executive officers named in the Summary Compensation Table. Under the Severance Plan, in the event an executive officer’s employment is terminated as a result of a workforce reduction, retirement, mutual agreement or involuntary termination without cause, the executive will be entitled to receive the following benefits: (i) regular pay and benefit continuation for sixteen weeks following notification of termination of employment; (ii) a lump-sum cash payment composed of four weeks of “pay” and four weeks of COBRA premiums for each year of service, subject to a maximum number of weeks based on the executive’s position and an overall cap, each as described in the Severance Plan; and (iii) ten months of career service assistance. In addition, in the event an executive is terminated as a result of his or her retirement, the executive’s stock options will continue to vest for fifteen months following the date of retirement. Pay is defined under the Severance Plan as the executive’s base pay as of the date of the applicable termination letter. Amounts payable to an executive under the Severance Plan will be reduced to the extent the executive receives severance payments under the Worker Adjustment and Retraining Notice Act, or any other law, plan or agreement, including the Change of Control Agreements described below.

In October 1990, we approved a form of Senior Management Change of Control Agreement (“Change of Control Agreement”). In May 2003, the Leadership Development and Compensation Committee approved certain administrative amendments to the Change of Control Agreement. Each of our executive officers, including the executive officers named in the Summary Compensation Table, has signed a Change of Control Agreement. Subject to certain provisions in the Change of Control Agreement, each officer is eligible to receive the following if such officer’s employment is terminated within twelve months following a change of control of Sun: (i) an amount equal to two and one-half times such officer’s annual compensation (or, in the case of Mr. McNealy, three times his annual compensation); (ii) continuation of health benefits and group term life insurance for twenty-four months; and (iii) the acceleration of vesting for all stock options held. The term “annual compensation” includes one year of base salary at the highest base salary rate an officer received during the twelve-month period preceding termination (the “Look-Back Period”), 100% of the greatest on-target bonus for which an officer was eligible during the Look-Back Period and 100% of the greatest on-target commission for which an officer was eligible during the Look-Back Period. The term “change of control” includes the following circumstances: (i) the stockholders approve a merger or consolidation of Sun with another corporation resulting in a greater than fifty percent change in the total voting power of Sun or the surviving company immediately following such transaction, (ii) the stockholders approve a plan of liquidation of the Company, (iii) the stockholders approve an agreement for the sale by the Company of all or substantially all of the Company’s assets, (iv) the acquisition by any person of securities of the Company representing fifty percent or more of the total voting power of Sun, except under certain circumstances; and (v) certain changes in the majority composition of the Board during a thirty-six month period, not initiated by the Board.

Deferred compensation arrangements

In June 1995, the Leadership Development and Compensation Committee approved another component of our executive compensation program, the Non-Qualified Deferred Compensation Plan (the “Deferred Plan”). The Leadership Development and Compensation Committee last amended the Deferred Plan on June 30, 2003. The Deferred Plan is a voluntary, non-tax qualified, deferred compensation plan available to members of Sun’s Board of Directors, executive officers and other members of Sun’s management, to enable them to save for retirement by deferring a portion of their current compensation. Under the Deferred Plan, compensation may be deferred until termination of employment or other specified dates participants may choose. Deferred amounts are adjusted for gain or loss (net of expenses) based on the performance of one or more investment options selected by the participant from among investment funds chosen by the Administrative Committee of the Sun Microsystems, Inc. Tax-Deferred Retirement Savings Plan. Under the Deferred Plan, in the event of a participant’s death while an employee of Sun, the participant’s beneficiaries are entitled to receive the employee’s account balance plus a supplemental survivor benefit equal to two times the amount of compensation the participant deferred under the Deferred Plan, not to exceed $3,000,000. The account of any participant, and the right of such participant to receive distributions from his or her account, are considered an unsecured claim against the general assets of the Company.

Certain transactions with officers and members of the Board

Prior to the enactment of the Sarbanes-Oxley Act of 2002, which prohibits loans to executive officers, Sun made a series of loans to Jonathan I. Schwartz, its President and Chief Operating Officer. In October 2001, Mr. Schwartz received a full recourse, unsecured loan from Sun in the amount of $1,000,000, payable in full on or before October 29, 2005, at an interest rate of 4.82% per annum, compounded annually. This loan was made to assist Mr. Schwartz in meeting certain obligations in connection with a margin loan. In May 2002, the Board approved the grant of additional loans to Mr. Schwartz for an aggregate principal amount of up to $3,000,000 at market rate terms and for the same purpose as the loan granted in October 2001. Sun issued the first of these loans in June 2002, with a principal amount of $1,000,000 and an interest rate of 6.75% per annum, compounded semi-annually, payable in full on or before June 30, 2006. This loan was a full-recourse loan secured by Sun common stock owned by Mr. Schwartz with a fair market value equal initially to the principal amount of the loan. This loan also obligated Mr. Schwartz to adjust the number of shares of Sun common stock to secure the loan every six months as necessary so that the fair market value of the Sun common stock securing the loan equaled the total amount of principal, accrued interest and any other obligations then owed by Mr. Schwartz to Sun under the terms of the loan. On July 19, 2002, Sun loaned Mr. Schwartz the remaining $2,000,000 previously authorized. Under the terms of the July 2002 loan agreement, all previous loans to Mr. Schwartz (including the prior unsecured $1,000,000 loan issued in October 2001) were consolidated into one full recourse loan containing the same terms, with an interest rate of 6.75% per annum, compounded semi-annually, payable in full on or before June 30, 2006 and secured by Sun common stock owned by Mr. Schwartz with a fair market value equal initially to the total $4,000,000 principal amount and subject to adjustment every six months as provided in the June 2002 loan described above. As of June 30, 2005, a balance of $3,871,370, including accrued interest, remained outstanding. In accordance with the Sarbanes-Oxley Act of 2002, Sun will not materially modify or renew this loan and, in the future, will not provide any new loans to its executive officers.

Section 16(a) beneficial ownership reporting compliance

Our members of the Board and executive officers file reports with the SEC indicating the number of shares of any class of our equity securities they owned when they became a member of the Board or an executive officer and, after that, any changes in their ownership of our equity securities. These reports are required by Section 16(a) of the Exchange Act. Based on our review of the reports, we believe that during fiscal 2005 all of the members of the Board, our executive officers and ten percent stockholders complied with the foregoing filing requirements.

REPORT OF THE LEADERSHIP DEVELOPMENT AND COMPENSATION COMMITTEE

ON EXECUTIVE COMPENSATION

The following Report of the Leadership Development and Compensation Committee of the Board on Executive Compensation shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Exchange Act, except to the extent that Sun specifically incorporates it by reference into such filing.

Committee membership and organization

In accordance with the charter of the Leadership Development and Compensation Committee of the Board, the Leadership Development and Compensation Committee is appointed by and serves at the discretion of the Board on the recommendation of the Corporate Governance and Nominating Committee. The Leadership Development and Compensation Committee consists of no fewer than three members. All members of the Leadership Development and Compensation Committee must meet the independence requirements of the NASDAQ listing standards and the non-employee director definition of Rule 16b-3 promulgated under Section 16 of the Exchange Act, and at least two members of the Committee must meet the outside director definition of Section 162(m) of the Internal Revenue Code of 1986, as amended.

Purpose

The purpose of the Leadership Development and Compensation Committee is to discharge the Board’s responsibilities relating to compensation of Sun’s executive officers and to administer Sun’s equity compensation plans and U.S. Non-Qualified Deferred Compensation Plan. The Leadership Development and Compensation Committee has overall responsibility for approving and evaluating all components of the compensation paid to Sun’s executive officers, including base salary, annual incentive bonuses and long-term incentives, and all compensation agreements, plans, policies and programs applicable to executive officers, including employment and severance agreements, change-in-control agreements and provisions, and any other executive officer-only benefits, compensation or material arrangements with respect to their employment. The Leadership Development and Compensation Committee also reviews and provides input with respect to the executive and leadership development policies, plans and practices developed by management that support Sun’s ability to develop and retain the superior executive and leadership talent required to deliver against our short- and long-term business strategies.

Compensation philosophy

Sun’s philosophy in setting compensation policies for executive officers is to align pay with performance, while at the same time providing competitive compensation that allows Sun to retain and attract executive talent. The Leadership Development and Compensation Committee approves and continually evaluates Sun’s compensation policies applicable to the executive officers, including the Chief Executive Officer, and reviews the performance of these officers. The Leadership Development and Compensation Committee strongly believes that executive compensation should be directly linked to continuous improvements in corporate performance and increases in stockholder value and has adopted the following guidelines for compensation decisions:

•	Provide a competitive total compensation package that enables Sun to attract and retain key executive talent;

•	Align all pay programs with Sun’s annual and long-term business strategies and objectives; and

•	Provide a mix of base and performance-leveraged variable compensation that directly links executive rewards to the performance of Sun and stockholder return.

Components of executive compensation

The Leadership Development and Compensation Committee focuses primarily on the following four components in forming the total compensation package for Sun’s executive officers:

•	Base salary;

•	Annual incentive bonus;

•	Long-term incentives; and

•	Other benefits.

Mix of pay components

Executive compensation is strongly based on the pay-for-performance philosophy, emphasizing performance against measures that correlate closely with total stockholder return. Given this, a significant portion of executive compensation is at-risk. The percentage of pay at risk increases as the level of position increases. This provides additional upside potential and downside risk for senior positions, recognizing that these roles have greater influence on the performance of the Company.

How amount of total compensation is determined

In order to evaluate Sun’s competitive position in the industry, the Leadership Development and Compensation Committee reviewed and analyzed the executive officer compensation packages (including base salary, bonus, long-term incentives, and benefits) offered by sixteen other high-technology companies (the “Executive Compensation Review”). These companies included a representative sample of hardware, software and technical services companies, with revenue greater than $1 billion, that are listed on either the S&P 500 Index or the Nasdaq Computer Index. Sun ranked approximately at the median of this group of companies in terms of both number of employees and annual revenue at the time of the review (March 2004). The indices used for the Executive Compensation Review are different from the indices used in Sun’s Performance Graph, which is located elsewhere in this proxy statement.

In addition to the market information, the Leadership Development and Compensation Committee, together with the Board of Directors, also subjectively reviewed and evaluated the level of performance of each executive officer, including Mr. McNealy, in order to determine current and future appropriate compensation levels.

Base salary

The Leadership Development and Compensation Committee intends to compensate our executive officers competitively within the industry. In setting base salary levels for fiscal year 2005, in addition to the Executive Compensation Review, the Committee considered the scope and accountability of each executive officer’s position, and also considered such factors as the performance and experience of each executive officer.

With respect to executive officers other than Mr. McNealy, the Leadership Development and Compensation Committee targeted base salary to the median of the industry, noting that in some circumstances it was necessary to provide compensation at above-market levels. These circumstances included the need to retain key individuals, to recognize roles that were larger in scope or accountability than standard market positions or to reward individual performance.

With respect to Sun’s Chief Executive Officer, Scott McNealy, the Leadership Development and Compensation Committee targeted the lower-end of the base salary range for chief executive officers, as provided in the Executive Compensation Review, and set the base salary for Mr. McNealy at $127,000. As a result, Mr. McNealy’s annual bonus and long-term compensation comprised the vast majority of his total potential compensation.

Annual incentive bonus

During fiscal year 2005, our executive officers were eligible to receive target annual incentive bonuses, calculated by the Leadership Development and Compensation Committee as a percentage of each officer’s base salary, under the terms of our Section 162(m) Executive Officer Performance-Based Bonus Plan (the “Bonus Plan”). The Bonus Plan is designed to focus executives on short-term, key operational measures. For fiscal year 2005, the Bonus Plan was based on the achievement of Free Cash Flow and Operating Income. The Free Cash Flow and Operating Income goals were derived from Sun’s internal projections and business plan. The Plan required that at least fifty percent of the goals for each of Free Cash Flow and Operating Income be achieved for the Plan to fund. For fiscal year 2005, the Bonus Plan had a funding cap of two-hundred percent of target. As an additional performance hurdle, the Plan required that the Company had to achieve at least $0.01 of normalized earnings-per-share, after funding the Bonus Plan, before any bonuses could be paid under the Bonus Plan.

All corporate executive officers, other than Mr. McNealy, were eligible for target bonuses ranging from fifty-five to one-hundred percent of their base salary, depending on their positions. Mr. McNealy was eligible for a target bonus of two thousand five hundred percent of his $127,000 base salary, or $3.175 million.

While the Company met its Free Cash Flow goal, and improved its performance with respect to Operating Income in comparison to fiscal year 2004, the Company did not achieve its Operating Income goal. Additionally, the Company did not meet the earnings-per-share requirement. As a result, none of Sun’s executive officers received a bonus under the Bonus Plan for fiscal year 2005.

Other Compensation

From time to time, the Company is faced with circumstances that cause the Committee to consider whether to provide employees with additional compensation in the form of discretionary bonuses. These circumstances include the need to retain key employees or to recognize outstanding performance. While many of these situations are deemed to be within the normal responsibilities of executive officers, the Company may on limited occasion provide one-time recognition bonuses to certain officers where the demands of the situation and results of the initiative warrant such recognition.

In July 2005, in recognition of progress made during the past fiscal year, including generating $369 million in positive cash flow from operations, and for employee retention purposes, Sun’s management and Board of Directors approved a broad-based bonus with respect to fiscal 2005 under Sun’s SMI Bonus Plan (the “Discretionary Bonus”). Mr. McNealy received $1,111,250 under the Discretionary Bonus. In total, Mr. McNealy received 37.5% of his target cash compensation for fiscal year 2005.

Long-term incentives

Options and restricted stock.    The Leadership Development and Compensation Committee provides our executive officers with long-term incentive awards through grants of stock options and restricted stock. The Committee is responsible for determining who should receive the grants, when the grants should be made, the exercise price per share and the number of shares to be granted. The Committee considers grants of long-term incentive awards to executive officers each fiscal year. The Committee delegates authority to Mr. McNealy to grant stock options to employees, other than employees at the level of Vice President or above, subject to certain guidelines prescribed by the Committee. During fiscal year 2005, long-term incentive awards were granted to Sun’s executive officers based on the Executive Compensation Review, and both individual and corporate performance, as determined by the Committee.

The Leadership Development and Compensation Committee believes that stock options directly align employees with stockholder interests. Stock options provide our executive officers with the opportunity to purchase and maintain an equity interest in Sun and to share in the appreciation of the value of the stock. The Company’s stock options typically have a five-year vesting period, in order to encourage a long-term perspective and to encourage key employees to remain at Sun. All options to executive officers to date have been granted at the fair market value of Sun’s common stock on the date of the grant. The Leadership Development and Compensation Committee believes that stock options are inherently performance-based, as the the optionee does not receive any benefit unless Sun’s stock price rises after the date that the option is granted, thus providing direct incentive for future performance.

The Leadership Development and Compensation Committee also makes restricted stock awards to executives. The use of restricted stock has been primarily limited over the last several fiscal years to specific cases in which a newly hired senior executive receives a grant in order to replace vested benefits and/or an equity position at a prior employer, to award an executive officer for extraordinary performance or to aid in retention, thereby supporting Sun’s executive succession plan. For fiscal year 2005, no restricted stock awards were made to executive officers. For fiscal 2006, the Leadership Development and Compensation Committee will increase the use of restricted stock to assist in retention and succession planning, and to assist the Company in granting market-competitive long-term incentive awards to its executives.

Factors used to determine stock-based compensation include market practice, projected business needs and the projected impact of stockholder dilution. In this regard, the Company has progressively reduced the number of shares granted under its equity compensation plans from 132 million (4.2% “burn rate”) in fiscal year 2000 to 85.5 million (2.55% “burn rate”) in fiscal year 2005, and expects to further reduce the “burn rate” in fiscal year 2006.

Sun became subject to the Financial Accounting Standards Board Rule 123R as of July 1, 2005, which requires measurement of all employee equity compensation awards using a fair-value method and the recording of such expense in the Company’s consolidated financial statements (“Option Expensing”). To reduce the impact of Option Expensing on the Company’s financial statements, on April 28, 2005, the Leadership Development and Compensation Committee approved the acceleration of vesting of stock options with exercise prices equal to or greater than $6.00 per share previously awarded to our employees, including our executive officers and directors, under our equity compensation plans. The acceleration of vesting was effective for stock options outstanding as of May 30, 2005.

Deferred compensation plan.    In June 1995, the Leadership Development and Compensation Committee approved another component of our executive compensation program, the Non-Qualified Deferred Compensation Plan (the “Deferred Plan”). The Leadership Development and Compensation Committee last amended the Deferred Plan on June 30, 2003. The Deferred Plan is a voluntary, non-tax qualified, deferred compensation plan available to members of Sun’s Board of Directors, executive officers and other members of Sun’s management, to enable them to save for retirement by deferring a portion of their current compensation. Under the Deferred Plan, compensation may be deferred until termination of employment or other specified dates participants may choose. Deferred amounts are adjusted for gain or loss (net of expenses) based on the performance of one or more investment options selected by the participant from among investment funds chosen by the Administrative Committee of the Sun Microsystems, Inc. Tax-Deferred Retirement Savings Plan. Under the Deferred Plan, in the event of a participant’s death while an employee of Sun, the participant’s beneficiaries are entitled to receive the employee’s account balance plus a supplemental survivor benefit equal to two times the amount of compensation the participant deferred under the Deferred Plan, not to exceed $3,000,000. The account of any participant, and the right of such participant to receive distributions from his or her account, are considered an unsecured claim against the general assets of the Company.

Other benefits.    Sun’s benefit programs are substantially the same for its executive officers as for all other eligible employees.

Stock Ownership Guidelines

The Leadership Development and Compensation Committee also believes that it is in the best interests of stockholders for Sun’s executive officers and directors to own Sun stock. In April 1999, the Leadership Development and Compensation Committee established stock ownership guidelines, applicable to Sun’s executive officers and directors. These guidelines were updated by the Leadership Development and Compensation Committee during fiscal year 2005. The guidelines can be found on Sun’s website at http://www.sun.com/company/cgov.

Discussion of compensation in excess of $1 million per year

The Leadership Development and Compensation Committee has considered the implications of Section 162(m). This section precludes a public corporation from taking a tax deduction for individual compensation in excess of $1 million for its chief executive officer or any of its four other highest-paid officers. This section also provides for certain exemptions to this limitation, specifically compensation that is performance-based within the meaning of Section 162(m).

In order to qualify compensation derived by executive officers from stock options as performance-based compensation, amendments to the 1990 Long-Term Equity Incentive Plan were submitted to and approved by our stockholders at our 1994 annual meeting of stockholders.

Additionally, with respect to bonuses granted by the Leadership Development and Compensation Committee to such executive officers, the Committee approved the Bonus Plan to qualify bonus payments to executives under Section 162(m). Stockholders approved the Bonus Plan at our 2001 annual meeting. Periodically, the Bonus Plan must be re-qualified by submitting it to our shareholders for approval. The Leadership Development and Compensation Committee, however, reserves the right to award compensation to our executives in the future that may not qualify under Section 162(m) as deductible compensation. The Leadership Development and Compensation Committee will, however, continue to consider all elements of the cost to Sun of providing such compensation, including the potential impact of Section 162(m).

Leadership development

The Leadership Development and Compensation Committee also reviews and adopts the executive and leadership development policies, plans and practices that support Sun’s ability to develop and retain the superior executive and leadership talent required to deliver against our short- and long-term business strategies. During fiscal 2002, the Leadership Development and Compensation Committee approved the creation of the Leadership Institute, an organization which provides executive development experiences to Sun’s next generation of leaders. In conjunction with the full Board, the Leadership Development and Compensation Committee also reviewed the succession and development plans for Sun’s top executives.

Conclusion

The Leadership Development and Compensation Committee believes that its executive compensation philosophy and leadership development practices serve the best interests of Sun and our stockholders.

Submitted by the Leadership Development and Compensation Committee of the Board

John Doerr, Chairman

Stephen M. Bennett

M. Kenneth Oshman

STOCK PRICE PERFORMANCE GRAPH

The information contained in the performance graph shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Exchange Act, except to the extent that Sun specifically incorporates it by reference into such filing. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN FOR SUN, THE S&P 500 STOCK INDEX, AND THE S&P COMPUTER (HARDWARE) INDEX

The stock price performance graph below compares the cumulative total stockholder return on our common stock with the cumulative total return of the Standard & Poor’s 500 Index and the Standard & Poor’s Computer (Hardware) Index for the five fiscal years ended June 30, 2005. The graph assumes that $100 was invested on June 30, 2000 (the last day of our fiscal year ended June 30, 2000) in each of our common stock, the Standard & Poor’s 500 Index and the Standard & Poor’s Computer (Hardware) Index, and that all dividends were reinvested. Cumulative total stockholder returns for our common stock, the Standard & Poor’s 500 Index, and the Standard & Poor’s Computer (Hardware) Index are based on our fiscal year.

PROPOSAL 3

STOCKHOLDER PROPOSAL REGARDING PERFORMANCE-BASED COMPENSATION

Rule 14a-8 of the Securities Exchange Act of 1934 requires the Company to include properly submitted stockholder proposals in its proxy statement. The Company has been notified that the Service Employees International Union (“SEIU”), 1313 L Street, N.W., Washington, D.C. 2005, is the beneficial owner of the requisite number of shares of the Company’s common stock, and intends to present a stockholder proposal for consideration at the annual meeting. If SEIU, or its representative who is qualified under state law to present the proposal on its behalf, attends the annual meeting and presents the proposal, the proposal will be voted upon. The Company is not responsible for the content of the following stockholder proposal or the proposing stockholder’s supporting statement. Our Board of Directors recommends that you vote against adoption of this proposal, and we ask stockholders to read our Board of Director’s response, which follows the proposal.

The Board of Directors recommends that you vote “AGAINST” Proposal 3.

RESOLVED, that the shareholders of Sun Microsystems, Inc. (“Sun Microsystems” or the “Company”) urge the Compensation Committee of the Board of Directors (the “Committee”) to adopt a policy that a significant portion of future stock option grants to senior executives shall be performance-based. Performance-based options are defined as 1) indexed options, whose exercise price is linked to an industry index; 2) premium-priced stock options, whose exercise price is above the market price on the grant date; or 3) performance-vesting options, which vest when a performance target is met.

SUPPORTING STATEMENT

From 2001 through 2004, Sun Microsystems CEO Scott McNealy was awarded options to buy 7,500,000 shares of Sun Microsystems stock. Such grants can result in substantial compensation for only modest gains in share price. For example, if Sun Microsystems’ stock price increases by only $1.00 per share (approximately 23% of the $4.31 closing price on October 6, 2004), Mr. McNealy would reap over $7.5 million, even if Sun Microsystems underperformed its competitors during that period.

Compensation of senior executives using stock options is intended to align their interests with those of shareholders and motivate executives to improve company performance. We believe that Sun Microsystems’s use of standard stock options to compensate its senior executives has the potential to reward mediocre company performance, and we accordingly urge the Committee to use performance-based options.

Standard stock options give windfalls to executives who are lucky enough to hold them during a bull market, and penalize executives who hold them during a bear market. Investors and market observers including Warren Buffett, Alan Greenspan and Al Rappaport criticize standard options on the ground that they inappropriately reward mediocre or poor performance—Buffett has stated that standard stock option plans are “really a royalty on the passage of time”—and favor the use of indexed options.

Performance-based options tie compensation more closely to company—rather than stock market—performance. Premium-priced and performance-vesting options encourage senior executives to set and meet ambitious but realistic performance targets. Indexed options may have the added benefit of discouraging repricing in the event of an industry downturn.

A 2002 report by the Conference Board’s Commission on Public Trust and Private Enterprise, formed to make recommendations to restore public confidence in the markets and

U.S. corporations, endorsed the use of performance-based options. The Commission identified factors contributing to an environment “ripe for abuse,” including “the unprecedented bull market,” which “led to massive, excessive unanticipated gains from options unrelated to management’s operating performance.”

Leading companies such as Avery Dennison, Capital One, Mattel and Union Pacific have adopted performance-based plans. According to Avery Dennison’s most recent proxy statement, its approach, which postpones vesting until nine years and nine months after grant unless performance targets are met, “is designed to promote the creation of stockholder value over the long-term since the full benefit of the compensation package cannot be realized unless stock price appreciation occurs over a number of years.”

We urge shareholders to vote FOR this proposal.

Statement by the Board of Directors in opposition to Proposal 3

The Board of Directors of Sun believes that performance-based compensation is an essential component of executive compensation. As described in the Report of the Leadership Development and Compensation Committee, Sun’s Leadership Development and Compensation Committee (the “Committee”) is committed to pay-for-performance; accordingly, a substantial portion of Sun’s executive compensation is performance-based. The Board also believes that compensation should be fair to both employees and stockholders, competitive, and designed to align the interests of employees with those of stockholders.

The Board believes that the Committee, which is comprised solely of directors who are “independent” as defined by the NASDAQ listing standards, is the governing body best suited to formulate executive compensation principles and practices that reflect the interests of stockholders, while retaining the ability to address the needs of Sun’s business. Executive compensation practices are influenced by a wide range of complex factors, including changes in strategic goals, regulatory developments, and the competitive compensation practices of other companies. As a result, it is important that the Committee retain the flexibility to select incentives that balance these influences, and have the ability to respond quickly to changes that may otherwise limit Sun’s ability to attract, motivate and retain key talent.

The Board feels that Sun’s current compensation policies and programs are already performance-based, and that performance-based options described in the proposal would not provide an advantage over those currently utilized by Sun. Sun’s performance-based compensation is linked to measures that drive specific outcomes, including both long-term and short-term incentive programs. Sun’s short-term incentive program focuses on quarterly and annual operational goals that ultimately drive stockholder value, such as operating income and free cash flow. The long-term incentive program, which is tied to long-term stock price appreciation, has historically used stock options granted at fair-market-value on the date of grant as the primary compensation tool. The Committee believes that such market-priced options are inherently performance-based, as the optionee does not receive any benefit unless Sun’s stock price rises after the date that the option is granted. This provides incentive for future performance, and since these options typically have a five-year vesting period (which is longer than market average), ensures that the employee and the stockholder have a common long-term objective.

Further, the vast majority of corporations, including our competitors, use market-priced options. Limiting the Committee’s ability to establish compensation packages in line with those at other companies could place us at a competitive disadvantage in attracting, motivating, rewarding and retaining superior executive talent. The Board believes that the Committee must have the flexibility to create compensation policies appropriate to the competitive environment in which we compete for senior executives.

The Committee may use other types of long-term incentive vehicles in the future, as permitted under Sun’s long-term incentive plans, to support particular business strategies, retention initiatives, and/or recruiting activities. However, the Board believes that the Committee should not be constrained in determining which vehicles are most appropriate and effective for a given situation.

Vote required

If a quorum is present and voting, the affirmative vote of a majority of the votes cast affirmatively or negatively on this proposal at the annual meeting is necessary to approve Proposal 3.

Board recommendation

The Board recommends that you vote “AGAINST” Proposal 3.

PROPOSAL 4

STOCKHOLDER PROPOSAL REGARDING OUR SHARES RIGHTS AGREEMENT

Rule 14a-8 of the Securities Exchange Act of 1934 requires the Company to include properly submitted stockholder proposals in its proxy statement. The Company has been notified that William Steiner, 112 Abbottsford Gate, Piermont, New York 10968, is the beneficial owner of the requisite number of shares of the Company’s common stock, and has appointed John Chevedden to act as his proxy to present a stockholder proposal for consideration at the annual meeting. If Mr. Steiner, Mr. Chevedden, or another representative who is qualified under state law to present the proposal on Mr. Steiner’s behalf, attends the annual meeting and presents the proposal, the proposal will be voted upon. The Company is not responsible for the content of the following stockholder proposal or the proposing stockholder’s supporting statement. Our Board of Directors recommends that you vote against adoption of this proposal, and we ask stockholders to read our Board of Directors’ response, which follows the proposal.

The Board of Directors recommends that you vote “AGAINST” Proposal 4.

3 – Redeem or Vote Poison Pill

RESOLVED: Shareholders request that our Board adopt a rule that our Board will redeem any current or future poison pill unless such poison pill is submitted to a shareholder vote, as a separate ballot item, as soon as may be practicable.

William Steiner, 112 Abbottsford Gate, Piermont, NY 10968 submitted this proposal.

Pills Entrench Current Management

“Poison pills ... prevent shareholders, and the overall market, from exercising their right to discipline management by turning it out. They entrench the current management, even when it’s doing a poor job. They water down shareholders’ votes and deprive them of a meaningful voice in corporate affairs.”

“Take on the Street” by Arthur Levitt, SEC Chairman, 1993-2001

Progress Begins with a First Step

I believe that the reason to take the above RESOLVED step is reinforced by our directors’ vulnerability when compared to best practices corporate governance. For instance in 2005 it was reported (and concerns are inserted):

• The Corporate Library, an independent investment research firm in Portland, Maine, rated our company:

“D” in Accounting.

• Our company has a poison pill with a low 10% trigger.

• An overwhelming 75% super majority shareholder vote was required to make certain key changes – entrenchment concern.

• Four directors were CEOs – over-commitment concern.

• Two directors held 4 to 7 board seats – over-commitment concern.

• Three directors had 17 to 23 years tenure – lack of independence concern.

• One director owned no stock – lack of commitment concern.

• One director failed on attendance – lack of commitment concern.

• The chairman of our compensation committee had 23 years tenure – lack of independence concern.

I believe the above slate of under-achievement practices reinforce the reason to adopt the above RESOLVED statement to help improve our corporate governance stature.

If a poison pill makes our stock difficult to sell – the value of our stock could suffer.

Redeem or Vote Poison Pill

Yes on 3

Statement of the Board of Directors in opposition to Proposal 4

Our Board adopted a stockholder rights plan (the “Rights Plan”) in order to enhance its ability to preserve and protect stockholder value in the event of unsolicited takeover attempts. The Board believes that the Rights Plan encourages negotiations between a potential acquirer and the Board, which would allow the Board to be in a better position to defend against coercive or unfair offers. The Board also believes that the Rights Plan ensures that the Board will have adequate time, if confronted with an attempted takeover of Sun, to evaluate such an attempt and to consider all the steps that might be taken to maximize stockholder value. The Rights Plan is not intended to, and will not, prevent a takeover on terms determined by the Board to be fair and equitable to all stockholders, nor is it expected that the Rights Plan will deter a prospective acquirer who is willing to negotiate in good faith with the Board.

Independent studies have validated the economic benefits of rights plans to stockholders. In one independent study published in 1997, Georgeson & Company Inc. — a nationally recognized proxy solicitor and investor relations firm — analyzed takeover data between 1992 and 1996 with respect to 319 takeover transactions over $250 million to determine whether rights plans had any measurable impact on stockholder value. Their findings were as follows:

•	Premiums paid to acquire target companies with rights plans were on average eight percentage points higher than premiums paid to target companies without rights plans;

•	Rights plans contributed an additional $13 billion in stockholder value during the five years analyzed and stockholders of acquired companies without rights plans gave up $14.5 billion in potential premiums during that same period;

•	The presence of a rights plan did not increase the likelihood of withdrawal of a friendly takeover bid nor the defeat of a hostile one; and

•	Rights plans did not reduce the likelihood of a company becoming a takeover target.

In another independent study published in 2001, J.P. Morgan analyzed 397 acquisitions of U.S. public companies from 1997 through 2000, where the purchase price exceeded $1 billion, and found that companies with rights plans in place received a median premium of 35.9% compared with 31.9% for companies without rights plans. For these reasons, stockholder rights plans have been adopted by over 1,900 public companies, including 48% of the companies in the S&P 500 index.

The Board believes that the Rights Plan will enhance stockholder value in the event of any proposed friendly or hostile takeover of Sun. Boards have a fiduciary duty to act in the best interests of the stockholders. Our Board is comprised (with one exception) entirely of independent outside directors. In the event of a takeover attempt triggering the Rights Plan, our Board is in the best possible position to be free from self-interest in discharging its fiduciary duty to determine whether the proposed offer is in the best interests of our stockholders. The Board also believes that any decision to redeem the rights under the Rights Plan should be made in the context of a specific acquisition proposal.

Without the Rights Plan, the Board would lose an important bargaining tool in negotiating a transaction with a potential acquirer or pursuing a potentially superior alternative to a hostile takeover offer. Accordingly, the Board does not believe that this proposal is in the best interests of our stockholders.

Vote required

If a quorum is present and voting, the affirmative vote of a majority of the votes cast affirmatively or negatively on this proposal at the annual meeting is necessary to approve Proposal 4.

Board recommendation

The Board recommends that you vote “AGAINST” Proposal 4.

APPENDIX A

SUN MICROSYSTEMS, INC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER STATEMENT

On behalf of the Board, the Audit Committee’s function is to oversee the Company’s accounting and financial reporting processes and audits of the Company’s financial statements. Primary responsibility for the Company’s financial reporting lies with senior management, with oversight by the Board of Directors. The Audit Committee:

•	maintains open lines of communication with the Company’s Chief Financial Officer, the Head of Internal Audit, and the senior account representative of its External Auditor;

•	is an informed and effective overseer of the Company’s internal controls and disclosure controls and procedures for financial reporting purposes;

•	has its duties and responsibilities set forth in a written charter;

•	reports its activities to the full board on a regular basis; and

•	complies with applicable law (including SEC and Nasdaq rules and requirements adopted pursuant to the Sarbanes-Oxley Act of 2002) (Applicable Law) for Audit Committees.

COMMITTEE STRUCTURE AND MEMBERSHIP

The Committee shall be comprised of three or more directors each of whom shall be independent as determined in accordance with Applicable Law. No member of the Committee may own or control 20% or more of the Company’s voting securities, or such lower measurement as may be established by the SEC. All members of the Committee must be able to read and understand fundamental financial statements, including a Company’s balance sheet, income statement and cash flow statement. Committee members shall not receive any compensation from the Company except as allowed under Applicable Law. The Committee shall generally maintain as a member at least one financial expert as determined in accordance with Applicable Law. The members of the Committee shall be elected by the Board upon the recommendation of the Nominating Committee. The Committee shall have the authority to engage independent legal counsel and other advisors, as it determines necessary to carry out its duties. The Company will provide appropriate funding, as determined by the Audit Committee, to pay the external auditors, any outside advisors hired by the Audit Committee, and any administrative expenses of the Audit Committee.

MEETINGS

The Audit Committee will meet on a regular basis and special meetings will be called as circumstances require. The Company’s Chief Financial Officer, Controller, Internal Auditor and the External Auditor will normally be present at each meeting. During all face-to-face meetings, the Committee will hold executive sessions with the Company’s Internal Auditor, External Auditor, Chief Financial Officer and Corporate Controller. On a semi-annual basis, the Committee shall meet in executive sessions with the Company’s Chief Executive Officer. The Company’s General Counsel or legal representative (and when appropriate, outside counsel retained to advise the Committee) will regularly attend the Committee’s meetings to discuss legal matters which may impact the Company’s financial position. Minutes of meetings will be taken including notations as to what executive sessions occur.

ROLES AND RESPONSIBILITIES

1.	FINANCIAL REPORTING

The Audit Committee:

a) Reviews the quarterly reporting process, annual financial statements, management certifications and External Auditor reports and attestations and ensures that:

(1) the External Auditor performs timely reviews;

(2) certifications, attestations, quarterly and annual financial statements as required by law are reviewed with the Audit Committee before filing with the SEC; and,

(3) the members of the Audit Committee have read the Company’s periodic reports prior to filing with the SEC.

b) On a quarterly basis:

(1) reviews the details of any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls, including any items brought to the attention of the Committee by the Company’s whistle-blower programs;

(2) reviews the report of the Chief Executive Officer and Chief Financial Officer regarding the Company’s disclosure controls and procedures; and,

(3) discusses with management and the External Auditor the impact of any material weaknesses and/or significant deficiencies identified during their testing of internal controls, if any.

c) Discusses earnings press releases and financial information and earnings guidance provided to analysts and rating agencies prior to their release;

d) Obtains from management explanations of significant variances in the annual financial statements between years and determines whether the data are consistent with the Management’s Discussion and Analysis (MD&A) section of the annual report, reviews with management the MD&A section of the Company’s periodic reports, and asks the extent to which the External Auditor reviewed the MD&A section;

e) Inquires about the existence and substance of any significant accounting accruals, reserves, contingencies, or estimates made by management that had a material impact on the financial statements;

f) Inquires of the External Auditor as to the adequacy of the disclosure in the footnotes to the financial statements;

g) Discusses with management and the External Auditor the substance of any significant issues raised to the Committee by in-house and outside counsel concerning litigation, contingencies, claims or assessments;

h) Determines the open years on federal income tax returns and inquires as to whether there are any significant items that have been or might be disputed by the Internal Revenue Service, and inquires as to the status of the related tax reserves, accruals, contingencies and disclosure;

i) Inquires of management and the External Auditor if there were any significant financial reporting issues discussed during the accounting period and if so how they were resolved; and,

j) Requests an explanation from management and the External Auditor of changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, SEC or other regulatory bodies, that have an effect on the financial statements.

2. INTERNAL AUDITOR

The Internal Auditor is ultimately responsible to the Board and the Audit Committee, and shall report to the Chief Financial Officer on a dotted line basis (for administrative matters) and the Audit Committee on a solid line basis (for corporate governance matters).

The Audit Committee:

a) Selects, evaluates and replaces the Internal Auditor as appropriate;

b) Oversees and periodically reviews all substantive services performed for the Internal Auditor by third-parties;

c) Reviews summaries of all significant findings in Internal Auditor’s reports as well as the resolution of such findings;

d) Reviews annual internal audit plans and assesses the Internal Auditor’s performance against the plan;

e) Reviews the coordination between the External Audit plan and the Internal Audit plan;

f) Meets privately with the Internal Auditor at regular meetings and on an as needed basis; and,

g) Reviews and approves the budget for the Internal Audit Department, including compensation for the Head of Internal Audit.

3. EXTERNAL AUDITORS

The Audit Committee shall be directly responsible for the appointment, compensation and oversight of the work of any independent registered public accounting firm responsible for providing an opinion on the Company’s consolidated financial statements filed with the SEC (each an External Auditor). Each such External Auditor shall report directly to the Audit Committee. The Committee shall have the sole authority to hire, determine funding for, evaluate and fire the External Auditor.

The Audit Committee:

a) Selects, replaces, annually evaluates performance and periodically assesses whether the Audit Committee should rotate the firm that serves as the External Auditor as appropriate;

b) Reviews annual audit plans and audit scope;

c) Obtains annually from the External Auditor a formal written statement delineating all relationships between the External Auditor and the Company; and actively engages in a dialogue with the External Auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the External Auditor, for purposes of taking, or recommending that the full Board take, appropriate action to oversee the independence of the External Auditor;

d) Approves in advance all audit and non-audit services (including the fees and terms thereof) to be performed for the Company by the External Auditors. It is the general policy of the Audit Committee not to approve non-audit services. In considering whether to approve non-audit services, the Audit Committee will consider the following:

(1) whether the service is being performed principally for the Audit Committee;

(2) the effects of the service, if any, on audit effectiveness or on the quality and timeliness of the Company’s financial reporting process;

(3) whether the service would be performed by specialists (e.g. technology specialists) who ordinarily also provide recurring audit support;

(4) whether the service would be performed by audit personnel and, if so, whether it will enhance their knowledge of the Company’s business and operations;

(5) whether the role of those performing the service would be inconsistent with the Auditor’s role (e.g., a role where neutrality, impartiality and auditor skepticism are likely to be subverted);

(6) whether the audit firm’s personnel would be assuming a management role or creating a mutuality of interest with management;

(7) whether the auditors, in effect, would be auditing their own numbers;

(8) whether the project must be started and completed very quickly;

(9) whether the audit firm has unique expertise in the service; and,

(10) the size of the fee(s) for the non-audit service(s).

The Committee may delegate this role to one or more designated members of the Committee, who shall report their activity to the Committee.

e) Establishes rules and procedures that reasonably ensure that the External Auditor does not perform any of the following prohibited procedures:

(1) bookkeeping or other services related to the accounting records or financial statements;

(2) financial information systems design and implementation;

(3) appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

(4) actuarial services;

(5) internal audit outsourcing services;

(6) management functions or human resources;

(7) broker or dealer, investment adviser, or investment banking services;

(8) legal services and expert services unrelated to the audit; and,

(9) any other service that the Board determines is impermissible.

f) Ascertains whether all audit and non-audit services provided by the External Auditor are disclosed in quarterly and annual financial reports;

g) Sets clear hiring policies for employees or former employees of the External Auditor that are consistent with the Sarbanes-Oxley Act;

h) Reviews the External Auditor’s report on:

(1) the quality of accounting and disclosure and the accounting principles applied;

(2) the reasonableness of judgments and estimates used in preparing the financial statements, including assumptions made and the completeness of the related disclosures;

(3) all critical accounting policies and practices used;

(4) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with Company management, ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the External Auditor;

(5) other material written communications between the External Auditor and the Company’s management, including all management letters or comments;

(6) the schedule of adjusted and unadjusted differences; and,

(7) the effectiveness of the Company’s internal controls in providing reasonable assurance that the financial statements and disclosures are fairly presented, comply with the legal and regulatory requirements, and provide timely detection of fraud.

i) Reviews the letter of management representations given to the External Auditor and inquires whether any difficulties were encountered in obtaining the letter or any specific representations therein;

j) Meets privately with the External Auditor at face-to-face meetings and on an as needed basis;

k) Inquires of the External Auditor where they believe the greatest financial reporting and internal control risks to the Company are, how likely these risks are to occur, and if he/she believes anything else should be discussed with the Audit Committee that has not been raised or covered elsewhere;

l) Assures regular rotation of the lead audit partner of the External Auditor as required by the Sarbanes-Oxley Act;

m) Requests from the External Auditor the Public Company Accounting Oversight Board’s (PCAOB) inspection reports on the External Auditor, or other regulatory reports as appropriate; and,

n) Resolves disagreements between management and the External Auditor regarding financial reporting, if any.

4. INTERNAL CONTROLS

The Audit Committee:

a) Reviews the Company’s codes of ethics and conduct for directors, officers and employees, approves all waivers of the code of ethics for directors and officers, and ensures timely disclosure of any such waivers by the Audit Committee;

b) Requires management and the External Auditor to advise the Committee of significant deficiencies, material weaknesses and significant changes in internal controls and disclosure controls and procedures as well as any illegal acts unless the illegal act is clearly inconsequential;

c) Reviews the Company’s process for identifying fraud and makes recommendations for modifications to the process as it deems appropriate;

d) Reviews, at least bi-annually, Sun’s Treasury Policies and Standards of Business Conduct and makes such modifications and amendments to the policies as it deems appropriate;

e) Determines whether the Company’s Worldwide Accounting Policies have been periodically updated and kept current for changes in accounting and financial reporting standards and changes in the business;

f) Discusses with the Internal Auditor and the External Auditor the Company’s Information Technology procedures and controls and security programs to protect against computer fraud or misuse; and,

g) Reviews management’s report on internal controls and the External Auditor’s attestation as required by Applicable Law.

5. OTHER COMMITTEE RESPONSIBILITIES

The Audit Committee:

a) Reviews and approves all related-party transactions for which Audit Committee approval is required by Applicable Law or required to be disclosed in the Company’s financial statements or SEC filings;

b) Instructs the External Auditor and the Internal Auditor that the Committee expects to be advised if there are any areas known to them that require special attention of the Audit Committee;

c) Maintains a calendar of agenda items which reflects the Audit Committee responsibilities and processes specified in this Audit Committee Charter;

d) Reviews the Audit Committee Charter at least once every year and has all proposed revisions approved by the Board of Directors;

e) Self-assesses annually whether the Audit Committee has carried out the responsibilities defined in the Audit Committee Charter, including membership requirements, and takes any corrective action;

f) On a bi-annual basis, reviews the skill-set of management and other personnel within the Company’s finance organization responsible for preparing or aggregating financial data included in the Company’s financial statements;

g) Discloses in the Company’s proxy statement:

(1) whether the Audit Committee satisfied its Audit Committee Charter responsibilities;

(2) the complete Audit Committee Charter, at least every three years, or when significant amendments occur;

(3) that the External Auditors have discussed judgments used in developing financial reports;

(4) that the Audit Committee has discussed the judgments in executive session; and,

(5) that the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

h) Establishes and maintains procedures for:

(1) the receipt, retention and treatment of complaints received by the Company regarding fraud, accounting, internal accounting controls, or auditing matters; and,

(2) the confidential, anonymous submission by employees regarding fraud or questionable accounting or auditing matters.

Map and Driving Directions to Sun’s Santa Clara Campus

From San Francisco, going south:

Take 101 South;

Take San Tomas/Montague Expressway exit and follow the exit for Montague Expressway (east);

Turn right on ramp to Lafayette Street;

Drive 0.3 miles and turn right on Palm Drive.

From San Jose, going north:

Take 101 North;

Take San Tomas/Montague Expressway exit and follow the exit for Montague Expressway (east);

Turn right on ramp to Lafayette Street;

Drive 0.3 miles and turn right on Palm Drive.

SUN-PS-05

c/o Computershare

P.O. Box 8694

Edison, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet

Log on to the internet and go to

www.eproxyvote.com/sunw

OR

Vote-by-Telephone

Call toll-free

1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE

Please mark votes as in this example.

SUNCM2

This Proxy, when properly executed, will be voted in the manner you have directed.

If you return a signed proxy with no direction given, it will be voted in accordance with the Board of Directors’ recommendations.

DIRECTORS RECOMMEND A VOTE “FOR” PROPOSALS 1 AND 2.

1. Election of Directors

Nominees:

(01) Scott G. McNealy

(02) James L. Barksdale

(03) Stephen M. Bennett

(04) L. John Doerr

(05) Robert J. Fisher

(06) Michael E. Lehman

(07) Patricia E. Mitchell

(08) M. Kenneth Oshman

(09) Naomi O. Seligman

FOR WITHHELD

2. Ratify Auditors

FOR AGAINST ABSTAIN

EXCEPTION(S): FOR all nominees except as noted above

DIRECTORS RECOMMEND A VOTE “AGAINST” PROPOSALS 3 AND 4.

3. Stockholder Proposal-Performance-Based Compensation

4. Stockholder Proposal-Stockholder Rights Plan

FOR AGAINST ABSTAIN

NOTE: Please sign exactly as name appears hereon. If more than one owner, each must sign. When signing as an attorney, executor,

administrator, trustee or guardian, please give full title as such.

Signature: Date: Signature: Date:

RECEIVE FUTURE SUN MICROSYSTEMS, INC. PROXY MATERIALS VIA THE INTERNET:

Consider receiving future Sun Microsystems, Inc. Annual Report and Proxy materials (as well as all other Company communications) in electronic form rather than in printed form. While voting via the Internet, at www.eproxyvote.com/sunw, click the button ‘Electronically’ and provide your e-mail address to give your consent and thereby save Sun Microsystems the future costs of producing, distributing and mailing those materials. Accessing Sun Microsystem’s Annual Report and Proxy materials via the Internet may result in charges to you from your Internet service provider and/or telephone companies. If you do not consent to access Sun Microsystem’s Annual Report and Proxy materials via the internet, you will continue to receive them in the mail.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SUN MICROSYSTEMS, INC.2005 ANNUAL MEETING OF STOCKHOLDERS

By signing below, you, as a stockholder of Sun Microsystems, Inc., hereby appoint Scott G. McNealy and Michael A. Dillon or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on your behalf and in your name, to represent you at Sun’s Annual Meeting of Stockholders to be held on Thursday, October 27, 2005, and at any adjournment(s) or postponement(s) thereof, and to vote all of your shares of Common Stock on all matters to be considered at the meeting which you would be entitled to vote if personally present. The meeting will begin at 10:00 a.m. (doors will open at 9:00 a.m.) in the Auditorium at Sun’s Santa Clara campus, located at 4030 George Sellon Circle, Santa Clara, California.

You are encouraged to specify your choices by marking the appropriate boxes. However, if you wish to vote in accordance with the Board of Directors’ recommendations, simply sign and return this card.

SEE REVERSE SIDE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE.

SEE REVERSE SIDE